UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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NextEra Energy, Inc.

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Notice of 2019

Annual Meeting and

Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 23, 2019

The 2019 Annual Meeting of Shareholders of NextEra Energy, Inc. (“NextEra Energy” or the “Company”) will be held on Thursday, May 23, 2019, at 8:00 a.m., Central time, at Hotel Ivy, 201 South Eleventh Street, Minneapolis, Minnesota to consider and act upon the following matters:

1.	Election as directors of the nominees specified in the accompanying proxy statement;

2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2019;

3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the accompanying proxy statement;

4.	A shareholder proposal, as set forth on pages 16 to 17 of the accompanying proxy statement, if properly presented at the meeting; and

5.	Such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

The proxy statement more fully describes these matters. NextEra Energy has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) of the annual meeting is March 26, 2019.

Admittance to the annual meeting will be limited to shareholders as of the record date or their duly-appointed proxies. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

NextEra Energy is pleased to deliver proxy materials electronically via the Internet. Electronic delivery allows NextEra Energy to provide you with the information you need for the annual meeting, while reducing environmental impacts and costs.

Regardless of whether you expect to attend the annual meeting, please submit your proxy or voting instructions promptly so that your shares can be voted.

By order of the Board of Directors,

W. Scott Seeley

Vice President, Compliance & Corporate Secretary

Juno Beach, Florida

April 5, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING TO BE HELD MAY 23, 2019

This proxy statement and the NextEra Energy 2018 annual report to shareholders are available at www.proxyvote.com.

Proxy Statement Summary	1
Business and Governance Highlights	2

Business of the Annual Meeting	4
• Proposal 1: Election as directors of the nominees specified in this proxy statement	4
• Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2019	14
• Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement	15
• Proposal 4: Shareholder proposal	16

Information about NextEra Energy and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
The Company’s Security Trading Policy	19
Common Stock Ownership of Certain Beneficial Owners and Management	19

Corporate Governance and Board Matters	21
Corporate Governance Principles & Guidelines/Code of Ethics	21
Director Independence	21
Board Leadership Structure	21
Board Role in Risk Oversight	23
Board Evaluations	23
Director Meetings and Attendance	24
Board Committees	24
Consideration of Director Nominees	26
Communications with the Board	27
Website Disclosures	27
Transactions with Related Persons	28

Audit-Related Matters	29
Audit Committee Report	29
Fees Paid to Deloitte & Touche LLP	30
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	30

Executive Compensation	32
Compensation Discussion & Analysis	32
Compensation Committee Report	56
Compensation Tables	57
Table 1a: 2018 Summary Compensation Table	57
Table 1b: 2018 Supplemental All Other Compensation	59
Table 2: 2018 Grants of Plan-Based Awards	59
Table 3: 2018 Outstanding Equity Awards at Fiscal Year End	62
Table 4: 2018 Option Exercises and Stock Vested	67
Table 5: Pension Benefits	68
Table 6: Nonqualified Deferred Compensation	69
Potential Payments Upon Termination or Change in Control	71
Director Compensation	79
Questions and Answers about the Annual Meeting	81
No Incorporation by Reference	87
Shareholder Account Maintenance	87
Appendix A: Reconciliations of Non-GAAP to GAAP Financial Measures	A-1

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. This proxy statement contains information related to the solicitation of proxies by the Board of Directors (the “Board”) of NextEra Energy, Inc., a Florida corporation (“NextEra Energy,” the “Company,” “we,” “us” or “our”), in connection with the 2019 annual meeting of NextEra Energy’s shareholders and at any adjournment(s) or postponement(s) of the meeting. On or about April 5, 2019 NextEra Energy began mailing this proxy statement and a Notice of Internet Availability of Proxy Materials to shareholders.

Meeting Information

Time and Date:	8:00 a.m., Central time, May 23, 2019

Place:	Hotel Ivy 201 South Eleventh Street Minneapolis, Minnesota

Record Date:	March 26, 2019

Webcast:	The Company will provide a live audio webcast of the annual meeting from its website at http://www.nexteraenergy.com.

Voting:

Shareholders as of the record date are entitled to vote. Each share of common stock, par value $.01 per share (“common stock”), is entitled to one vote for each director nominee and one vote for each of the other properly presented proposals to be voted.

Admission:	An admission ticket is required to enter the annual meeting. See page 81 in the Questions and Answers about the Annual Meeting section regarding how to obtain a ticket.

Voting Matters and Board Recommendations

Voting Matters	Board Vote Recommendation	Page Reference

Proposal 1 – Election of directors	FOR each nominee	4

Proposal 2 – Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2019	FOR	14

Proposal 3 – Advisory vote to approve NextEra Energy’s compensation of its named executive officers	FOR	15

Proposal 4 – Shareholder Proposal	AGAINST	16

How to Vote

By Internet – Go to the website www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials (the “Notice”).

By Telephone – Call 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number that appears on your card.

By Mail – If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received a Notice, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by Internet or telephone.

In person – At the annual meeting.

Business and Governance Highlights

Business Highlights

NextEra Energy achieved Company-record adjusted earnings* of $3.673 billion, adjusted earnings per share (“EPS”) of $7.70 and a 1-year total shareholder return (“TSR”) of 14%. NextEra Energy’s 2018 TSR outperformed the TSR of the S&P 500 Utilities Index of 4% and the TSR of the S&P 500 Index of -4% for 2018.

These accomplishments came as the Company continued to be a leader among the 10 largest U.S. utilities (based on market capitalization) in substantially all financial metrics. Among these largest 10 U.S. utilities, NextEra Energy ranked #2 for 1-year TSR and #1 for 2-year, 3-year, 5-year, 7-year and 10-year TSR. The Company ranked #2 among these utilities for 2018 adjusted earnings per share growth and #1 for 3-year and 5-year adjusted earnings per share growth. In 2018, NextEra Energy ranked #1 among U.S. and global utility companies, based on market capitalization.**

In 2019, NextEra Energy was named by Fortune Magazine as the World’s Most Admired Electric & Gas Utility for the twelfth time in the last thirteen years. Also in 2019, NextEra Energy was named by the Ethisphere Institute as one of the World’s Most Ethical Companies for the twelfth time in thirteen years.

The returns that NextEra Energy generated for its shareholders were attributable to outstanding 2018 performance by the Company’s two principal operating businesses, Florida Power & Light Company (“FPL”) and NextEra Energy Resources, LLC and its subsidiaries (“NextEra Energy Resources”). Highlights of this performance are described in more detail in the Compensation Discussion and Analysis beginning on page 32.

Ultimately, the Company’s financial and operational performance is reflected in the increased value of its common stock. As the table on page 33 illustrates, TSR over the three-year period from December 31, 2015 to December 31, 2018 was 82%, meaning that an investment of $100 in NextEra Energy common stock on December 31, 2015 was worth $181.88 on December 31, 2018.

The chart below compares the Company’s TSR for the 1-, 3-, 5- and 10-year periods ended December 31, 2018 to the TSRs of the S&P 500 Electric Utilities Index, the S&P 500 Utilities Index, the Philadelphia Exchange Utility Sector Index (“UTY”) and the S&P 500. NextEra Energy outperformed all of these indices over all of the periods shown. NextEra Energy’s outperformance over all these periods in comparison to others in its industry, and over the 1-, 3-, 5- and 10-year periods in comparison to the S&P 500, was substantial.

NextEra Energy Total Shareholder Return Through 12-31-18 vs. Various Indices (1)

	1-year TSR	3-year TSR	5-year TSR	10-year TSR

NextEra Energy	14%	82%	134%	380%

S&P 500 Electric Utilities Index, total return	4%	33%	65%	129%

S&P 500 Utilities Index, total return	4%	36%	67%	170%

UTY, total return	4%	37%	66%	154%

S&P 500, total return	(4%)	30%	50%	243%

(1)	Source: FactSet Research Systems Inc.; except UTY, source: Bloomberg

*

This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

**	Market capitalization is as of December 31, 2018; rankings are sourced from FactSet Research Systems Inc.

Governance Highlights

Director Independence

•   Twelve of thirteen director nominees are independent

•   Chief Executive Officer (“CEO”) is the only management director

•   All members of Board committees (other than the Executive Committee) are independent directors

Board Leadership

•   Independent Lead Director selected by the independent directors

•   Lead Director has strong role and significant governance duties, including chairing regularly-scheduled executive sessions of independent directors

Board Accountability

•   All directors stand for election annually and the Board has adopted a resignation policy for directors who fail to receive the required vote in uncontested elections

•   Simple majority voting standard for all uncontested director elections

•   Shareholders of 20% or more of the outstanding shares may call a special meeting

•   No shareholder rights (“poison pill”) plan

•   No supermajority vote requirements in the Company’s Articles of Incorporation

Board Evaluation and Effectiveness	• Annual Board and committee self-assessments • Annual independent director evaluation of the Chairman and CEO

Board Refreshment & Diversity

•   Balance of new and experienced directors, with tenure of current directors averaging nine years

•   In 2018, added a new independent, diverse director

•   Added six new directors in the last seven years and have a specified retirement age for directors

•   Six of thirteen directors are women or ethnically diverse and average age of directors is less than 65 years old

Director Engagement

•   Each director attended 100% of Board and their assigned committee meetings and attended the annual meeting in 2018

•   Board policy limits non-employee director membership on other public company boards to three

Clawback and Anti-Hedging Policies	• Recoupment or clawback policy to recover certain executive pay • Policy prohibiting short sales, hedging and margin accounts

Share Ownership

•   CEO required to hold shares equivalent to 7x base salary

•   All senior executives required to hold shares equivalent to 3x base salary

•   Directors required to hold shares equivalent to 7x the cash portion of their annual retainer

Proxy Access

•   Available to a shareholder, or group of up to 20 shareholders, owning 3% of the Company’s outstanding shares for at least three years

•   May nominate candidates for the greater of two directorships or up to 20% of the current membership of the Board

Business of the Annual Meeting

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board is currently composed of 13 members. Upon the recommendation of the Governance & Nominating Committee, the Board has nominated the 13 incumbent members listed below for election as directors at the 2019 annual meeting. Unless you specify otherwise, your proxy will be voted FOR the election of the listed nominees. If any nominee becomes unavailable for election, which is not currently anticipated, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by the Board or, in lieu thereof, the Board may reduce the number of directors by the number of nominees unavailable for election.

The Board believes that membership at its current size is appropriate because such a Board size facilitates substantive discussions among Board members, provides for sufficient staffing of Board committees and allows for contributions by directors having a broad range of skills, expertise, industry knowledge and diversity of opinion. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Board Refreshment and Diversity

Board Refreshment. The Board and the Governance & Nominating Committee engage in a continuous process of considering the mix of skills and experience needed by the Board as a whole to discharge its responsibilities. During the period from July 2012 to February 2015, five new members joined the Board, adding significantly to the skills, expertise and experience of the Board. In October 2018, the size of the Board was increased by one member and a new individual was appointed to the Board and as a member of the Audit Committee.

The Company also has a director retirement policy. Generally, no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for subsequent election as a director if he or she would have attained the age of 73 or 74 by or prior to the date of such election.

Diversity. Diversity is among the factors that the Governance & Nominating Committee considers when identifying and evaluating potential Board nominees. NextEra Energy, Inc.’s Corporate Governance Principles & Guidelines (the “Governance Guidelines”) provide that, in identifying nominees for director, the Company seeks to achieve a mix of directors representing a diversity of background and experience, including diversity with respect to age, gender, race, ethnicity and specialized experience. In the Board’s annual self-evaluation, it reviews the criteria for skills, experience and diversity reflected in the Board’s membership and also reviews the Board’s process for identification, consideration, recruitment and nomination of prospective Board members.

Darryl L. Wilson, who was appointed to the Board in October 2018, is a nominee for election to the Board this year who was not previously elected by the shareholders. Following a recommendation by a Board member, Mr. Wilson was identified to the Governance & Nominating Committee as an individual that the Governance & Nominating Committee might wish to consider as a potential candidate for Board service. Mr. Wilson was interviewed by each of the members of the Governance & Nominating Committee and by Mr. Robo. The Governance & Nominating Committee then evaluated the qualifications, background and experience of Mr. Wilson using the criteria set forth in the Governance Guidelines discussed above, noting in particular that Mr. Wilson would provide expertise beneficial to the Company in the areas of operations and leadership in global manufacturing and services businesses as a result of his experience as a senior leader of an electrical power generation and distribution manufacturer and services provider.

Following the evaluation by the Governance & Nominating Committee, Mr. Wilson was interviewed by the other members of the Board. The Governance & Nominating Committee then recommended Mr. Wilson for appointment to the Board and the Board approved Mr. Wilson’s appointment to the Board at its regularly scheduled October meeting.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance & Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. Candidates may come to the attention of the Governance & Nominating Committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Governance & Nominating Committee and may be considered at any time during the year. When considering candidates for the Board, the Governance & Nominating Committee considers all nominee recommendations, including those from shareholders, in the same manner. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are provided to the Governance & Nominating Committee. The Governance & Nominating Committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a diverse balance of knowledge, experience and capability.

Director Resignation Policy

Under the NextEra Energy, Inc. Amended and Restated Bylaws (the “Bylaws”), in an uncontested election, directors are elected by a majority of the votes cast. The Board has adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote in an Uncontested Election (“Director Resignation Policy”), the effect of which is to require that, in any uncontested director election, any incumbent director who is not elected by the required vote shall offer to resign and the Board shall determine whether or not to accept the resignation within 90 days of the certification of the shareholder vote. The Company will report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document. The Bylaws provide that, in a contested election, director nominees are elected by a plurality of the votes cast.

Director Qualifications

The Governance Guidelines and the Governance & Nominating Committee Charter identify Board membership qualifications, including experience, skills and attributes that are considered by the Governance & Nominating Committee in recommending non-employee nominees for Board membership. In addition to the membership qualifications identified in the Governance Guidelines, no person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially-major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on the board of such other business.

The Board views itself as a cohesive whole consisting of members who together serve the interests of the Company and its shareholders. The following matrix highlights the experience, qualifications, attributes and skills of the director nominees. This high-level summary is not intended to be an exhaustive list and information regarding the experience and qualifications of each individual director nominee is set forth in the biographies which follow.

Summary of Director Qualifications and Experience

Public Company CEO Experience	Six Directors

Financial Industry Experience and Leadership	Four Directors

Strategy Expertise	Eight Directors

Operations Management and Leadership	Eight Directors

International Experience	Seven Directors

Utility / Regulated Industry Leadership	Three Directors

Political / Legislative Experience	Two Directors

Energy Industry Leadership	Three Directors

Engineering & Construction Industry Experience	Six Directors

Nuclear Operations Leadership	Two Directors

Mergers & Acquisitions Experience	Seven Directors

Information Technology / Cyber Experience and Leadership	Two Directors

Investor Relations Management	Six Directors

Marketing / Sales / Customer Service Experience and Leadership	Seven Directors

Diversity	Six Directors

New Business Development	Nine Directors

Human Resources Development	Thirteen Directors

Sherry S. Barrat

Age: 69

Director Since: 1998

Public Company Boards:

•  Arthur J. Gallagher & Company (since 2013)

•  Independent trustee or director of certain
Prudential Insurance
mutual funds (since 2013)

Biography

Mrs. Barrat retired in 2012 as vice chairman of Northern Trust Corporation, a financial holding company headquartered in Chicago, Illinois, where she was also a member of Northern Trust’s Management Committee. Prior to being appointed as vice chairman in March 2011, Mrs. Barrat had served as president of Personal Financial Services for Northern Trust since January 2006. She served as chairman and chief executive officer of Northern Trust Bank of California, N.A. from 1999 through 2005 and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami.

Qualifications

Mrs. Barrat has 38 years of leadership experience in financial services, including her service through July 1, 2012 as vice chairman, and her previous service as president of Personal Financial Services (one of four principal business units) of Northern Trust Corporation, a Fortune 500 company. She is experienced in building and leading client service businesses that operate in a variety of regulatory jurisdictions and, as a Florida native with a significant part of her former employer’s business in Florida, has had extensive experience with Florida-based customers and business conditions. In addition, her 21 years of service on the Board have provided her with knowledge and experience regarding the Company’s history and businesses.

James L. Camaren Age: 64 Director Since: 2002

Biography

Mr. Camaren is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002 when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996.

Qualifications

Mr. Camaren has 19 years of leadership experience with a large, regulated investor-owned utility. During the years he served as chairman and chief executive officer, the utility had customer growth at a rate that exceeded the industry average and acquired and integrated over 40 utilities. In addition, Mr. Camaren has experience in managing capital expenditures, environmental compliance, regulatory affairs and investor relations.

Kenneth B. Dunn Age: 67 Director Since: 2010

Biography

Mr. Dunn is Emeritus Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University (the “Tepper School”). He also served as Dean of the Tepper School from July 2002 to January 2011. Before his service in that position, Mr. Dunn had a 16-year career managing fixed income portfolios at Miller Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management, where he served as a managing director and as co-director of the U.S. Core Fixed Income and Mortgage teams. Since 2014, he has been a managing member of Tier Capital LLC and, since 2015, chief executive officer of its subsidiary, Traditional Mortgage Acceptance Corporation, which originates, acquires and services mortgage loans and issues Government National Mortgage Association (GNMA) mortgage-backed securities.

Qualifications

Mr. Dunn has extensive experience in investment and asset and risk management gained through his 16-year career at Miller, Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management. In addition, he is an expert in financial economics, having taught that subject as a professor at, and Dean of, the Tepper School. Mr. Dunn has a Ph.D. in industrial administration.

Naren K. Gursahaney Age: 57 Director Since: 2014 Public Company Boards: • The ADT Corporation (2012 – 2016) • ServiceMaster Global Holdings, Inc. (since 2017)

Biography

Mr. Gursahaney is retired. He served as the president and chief executive officer, and a member of the Board of Directors, of The ADT Corporation (“ADT”), a provider of security systems and services, from September 2012 until its acquisition by affiliated funds of Apollo Global Management LLC in May 2016. Prior to ADT’s separation from Tyco International Ltd. (“Tyco”) in September 2012, Mr. Gursahaney served as president of Tyco’s ADT North American Residential business segment and was the president of Tyco Security Solutions, then a provider of electronic security to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. Mr. Gursahaney joined Tyco in 2003 as senior vice president of operational excellence. He then served as president of Tyco Engineered Products and Services and president of Tyco Flow Control. Prior to joining Tyco, Mr. Gursahaney was president and chief executive officer of GE Medical Systems Asia, where he was responsible for the company’s sales and services business in the Asia-Pacific region. During his 10-year career with GE, Mr. Gursahaney held senior leadership roles in services, marketing and information management.

Qualifications

Mr. Gursahaney has extensive operations, strategic planning and leadership experience in global manufacturing and services businesses serving residential, commercial, industrial and governmental customers gained as the chief executive officer of a public company providing security systems and service. He also has extensive global operations, information technology and service experience gained as the president and chief executive officer of the Asia-Pacific division of a medical diagnostic and imaging manufacturer. He has a MBA from the University of Virginia and a Bachelor of Science in Mechanical Engineering from Pennsylvania State University.

Kirk S. Hachigian Age: 59 Director Since: 2013 Public Company Boards: • JELD-WEN, inc. (since 2014) • PACCAR, Inc. (since 2008) • Allegion plc (since 2013)

Biography

Mr. Hachigian has been chairman of the board of JELD-WEN, inc., a manufacturer of windows and doors, since April 2014. He also previously served as chief executive officer of JELD-WEN, inc. from April 2014 until November 2015. He served as chairman, president and chief executive officer of Cooper Industries plc (“Cooper”), a publicly-held electrical equipment and tool manufacturer, until Cooper’s acquisition by Eaton Corporation in November 2012. He was named chairman of Cooper in 2006, chief executive officer in 2005 and president in 2004. Mr. Hachigian was retired during the period between his departure from Cooper and when he joined JELD-WEN, inc. in April 2014.

Qualifications

Mr. Hachigian has extensive leadership, operations and strategic planning experience gained through his prior service as the chairman, chief executive officer and president of a global, publicly-held manufacturer of electrical equipment and tools. He also has international leadership and operations experience gained through his prior service as the president and chief executive officer of the Asia-Pacific operations of a lighting products manufacturer and in key management positions in Singapore and Mexico. In addition, Mr. Hachigian has financial and risk oversight experience developed through his prior service on the audit committee of another public company and as a prior member of the board of the Houston branch of the Federal Reserve Bank of Dallas. He has a MBA in finance from the Wharton School of Business and a bachelor’s degree in engineering from the University of California (Berkeley).

Toni Jennings Age: 69 Director Since: 2007 Public Company Boards: • Brown & Brown, Inc. (since 2007) • Mid-America Apartment Communities, Inc. (since 2016) • Post Properties, Inc. (2013 – 2016)

Biography

Ms. Jennings has served since 2007 as chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business that provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, serving two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. Ms. Jennings served on the gubernatorial transition teams for Florida Governors Rick Scott and Ron DeSantis. From 1983 until she became Lieutenant Governor, she also served as president of Jack Jennings & Sons, Inc.

Qualifications

Ms. Jennings has extensive legislative and political experience, gained through service for four years as Lieutenant Governor of the State of Florida and 24 years in the Florida legislature. She also served as a member of the transition teams of Florida Governors Rick Scott and Ron DeSantis. In addition, through her 20 years as president and eleven years as chairman of Jack Jennings & Sons, Inc., she has extensive experience in operating a Florida-based business and familiarity with the Florida business environment.

Amy B. Lane Age: 66 Director Since: 2015 Public Company Boards: • The TJX Companies, Inc. (since 2005) • GNC Holdings, Inc. (since 2011) • Trustee of Urban Edge Properties (since 2015)

Biography

Ms. Lane retired in 2002 as managing director and group leader of the global Retailing Investment Banking Group of Merrill Lynch & Co., Inc. (“Merrill Lynch”), an investment banking firm. Prior to joining Merrill Lynch in 1997, she was a managing director at Salomon Brothers, Inc., an investment banking firm, where she founded and led the retail industry investment banking unit, having joined Salomon Brothers in 1989.

Qualifications

Ms. Lane has 26 years of leadership experience with financial services, capital markets, finance and accounting, capital structure, and acquisitions and divestitures in the financial services industry, as well as extensive experience in management, leadership and strategy. Ms. Lane served as a managing director and group leader of the global Retailing Investment Banking Group at Merrill Lynch from 1997 until her retirement in 2002. In that role, she led and worked on mergers and acquisitions and equity and debt transactions for a wide range of major retailers. Prior to joining Merrill Lynch, she was a managing director at Salomon Brothers, Inc., which she joined in 1989 and where she founded and led the retail industry investment banking unit. Ms. Lane has a MBA from the Wharton School of Business.

James L. Robo Age: 56 Director Since: 2012 Public Company Boards: • NextEra Energy Partners, LP (since 2017) • J.B. Hunt Transport Services, Inc. (since 2002, lead independent director since 2012)

Biography

Mr. Robo has been chairman of the board since December 2013, and president and chief executive officer, and a director, of NextEra Energy since July 2012. He is also chairman of NextEra Energy’s subsidiary, FPL (which has no publicly-traded stock). Prior to his succession to the role of chief executive officer, he served as president and chief operating officer of NextEra Energy since 2006. Mr. Robo joined NextEra Energy as vice president of corporate development and strategy in March 2002 and became president of NextEra Energy Resources later in 2002. Mr. Robo is chairman of the board and chief executive officer of NextEra Energy Partners, LP (“NEP”), a publicly-traded limited partnership formed by the Company (and in which the Company owns an underlying approximate 65.3% economic interest as of March 26, 2019).

Qualifications

Mr. Robo, NextEra Energy’s chairman, president and chief executive officer, previously served as the Company’s vice president of corporate development and strategy, as president of NextEra Energy’s competitive energy subsidiary, NextEra Energy Resources, and as the Company’s chief operating officer. As a result of his service in his current and prior positions, Mr. Robo has extensive experience in operations, finance, strategic planning, risk management and mergers and acquisitions. He also has experience in financial and risk oversight, both through his position with the Company and his service as chairman of the audit committee of another public company, and in corporate governance, through his service as lead independent director and a member of the nominating and corporate governance committee of the board of that public company. Prior to joining NextEra Energy, Mr. Robo was president and chief executive officer of a major division of General Electric Capital Corporation, a subsidiary of General Electric Company (“GE”). He also served as chairman and CEO of GE Mexico and was a member of the GE corporate development team. Prior to joining GE, he was vice president of Strategic Planning Associates, a management consulting firm. Mr. Robo has a Bachelor of Arts degree from Harvard College and a MBA from Harvard Business School.

Rudy E. Schupp Age: 68 Director Since: 2005

Biography

Mr. Schupp is retired. He served as president of Valley National Bancorp and chief banking officer of Valley National Bank until his retirement in January 2018. He previously served as president—Florida Division of Valley National Bank from November 2014 until January 2017 and as president and chief executive officer, and a director, of 1st United Bank, a banking corporation headquartered in Boca Raton, Florida, and chief executive officer and a director of its publicly-held parent company, 1st United Bancorp, Inc., from mid-2003 until its sale to Valley National in November 2014. He was the chairman, president and chief executive officer of Republic Security Bank headquartered in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. From March 2002 until March 2003, Mr. Schupp served as managing director of Ryan Beck & Co., an investment banking and brokerage company. He served as a director of the Federal Reserve Bank of Atlanta from January 2007 to December 2014.

Qualifications

Mr. Schupp has 34 years of leadership experience as a chief executive officer of both public and private banking organizations and has experience in reviewing the financial statements of complex businesses, mergers and acquisitions, developing and implementing capital raising strategies, strategic planning and expertise in Florida-based customers and business conditions. In addition, he has experience in such areas as macroeconomic policy, community and economic development and government regulation gained from his service as a director of the Federal Reserve Bank of Atlanta.

John L. Skolds Age: 68 Director Since: 2012

Biography

Mr. Skolds is retired. He served as executive vice president of Exelon Corporation, an energy service provider (“Exelon”), and president of Exelon Energy Delivery from December 2003 until his retirement in September 2007. He also served as president of Exelon Generation from March 2005 to September 2007. From March 2002 to December 2003, Mr. Skolds served as senior vice president of Exelon and president and chief nuclear officer of Exelon Nuclear. Mr. Skolds was a director of Constellation Energy Group from 2007 until its merger with Exelon in March 2012.

Qualifications

Mr. Skolds has extensive leadership experience in the operation and management of nuclear power generation facilities and utilities and in financial and strategic planning. He retired as executive vice president of Exelon, a utility services holding company, and president of Exelon Energy Delivery and Exelon Generation. Earlier in his career, Mr. Skolds worked at SCANA Corporation, an energy-based holding company, in a number of capacities, including president and chief operating officer of South Carolina Electric and Gas. Mr. Skolds also served on the boards of the Institute for Nuclear Power Operations and the Nuclear Energy Institute. Mr. Skolds is a graduate of the United States Naval Academy and spent over five years in the Navy where, among other duties, he operated nuclear submarines. Mr. Skolds also holds a MBA from the University of South Carolina.

William H. Swanson Age: 70 Director Since: 2009 Public Company Boards: • The TJX Companies, Inc. (2015 – 2016)

Biography

Mr. Swanson is the retired chairman of the board and chief executive officer of Raytheon Company (“Raytheon”), a technology and innovation leader specializing in defense, security and civil markets throughout the world. He was Raytheon’s chief executive officer from July 2003 to March 2014 and served as chairman of the board from January 2004 until his retirement in September 2014. Before assuming those positions, he served as president of Raytheon from July 2002 to May 2004, as executive vice president of Raytheon and president of its Electronic Systems division from January 2000 to July 2002, and as executive vice president of Raytheon and chairman and chief executive officer of Raytheon Systems Company from January 1998 to January 2000. Mr. Swanson joined Raytheon in 1972 and held a wide range of leadership positions with the company.

Qualifications

Mr. Swanson has 42 years of leadership experience at Raytheon, a complex public company with international operations. Mr. Swanson served 10 years as Raytheon’s chairman of the board and 10 years as its chief executive officer. He has extensive experience in strategic planning, operations and management, global business operations and complex technologies. He holds a bachelor’s degree in industrial engineering from California Polytechnic State University.

Hansel E. Tookes, II Age: 71 Director Since: 2005 Public Company Boards: • Corning Incorporated (since 2001) • Harris Corporation (since 2005) • Ryder System, Inc. (since 2002)

Biography

Mr. Tookes is retired. Mr. Tookes served in senior executive positions with Raytheon, a technology and innovation leader specializing in defense, security and civil markets throughout the world, from 1999 until December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including service as president of Pratt & Whitney’s Large Military Engines Group.

Qualifications

Mr. Tookes has many years of operational leadership in senior management positions at large international public companies, which provided him with leadership, financial and global experience, as well as substantial leadership experience in the management of complex technology businesses. His science, engineering and business education and training have provided him with knowledge relevant to the operation of the Company’s businesses. His public company board experience includes service on the audit, finance, compensation, governance and nominating and business ethics committees of various public companies.

Darryl L. Wilson Age: 55 Director Since: October 2018

Biography

Mr. Wilson was vice president, commercial of GE Power, a business of GE, from June 2017 until his retirement in December 2017. From January 2016 to June 2017, he was vice president & chief commercial officer of GE Energy Connections and, from January 2013 to January 2016, he was vice president & chief commercial officer of GE Distributed Power. From July 2008 to January 2013, he was president & chief executive officer of GE Aeroderivative Products. Other prior responsibilities include serving as the president & chief executive officer of GE Consumer & Industrial Asia & India based in Shanghai, China.

Qualifications

Mr. Wilson has extensive leadership experience in operations and commercial management in global manufacturing and services businesses as a result of his senior leadership roles for a global manufacturer and service provider of electrical power generation and distribution equipment. He also has extensive experience leading and managing commercial and manufacturing operations outside the U.S. for a consumer and industrial electrical equipment manufacturer.

Unless you specify otherwise in your voting instructions, your proxy will be voted FOR election of each of the nominees.

The Board unanimously recommends a vote FOR the election of all nominees

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2019

The Audit Committee appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the fiscal year ending December 31, 2019 to audit the accounts of the Company and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Although ratification is not required, the Board is submitting the selection of Deloitte & Touche to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee, although the Audit Committee may nonetheless decide to retain Deloitte & Touche as NextEra Energy’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may terminate the service of Deloitte & Touche at any time during the year if it determines that the appointment of a different independent registered public accounting firm would be in the best interests of NextEra Energy and its shareholders. Additional information on audit-related matters may be found beginning on page 29 of this proxy statement.

Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from shareholders at the meeting.

Unless you specify otherwise in your voting instructions, your proxy will be voted FOR ratification of appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2019.

The Board unanimously recommends a vote FOR ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2019

Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

The Company is asking shareholders to cast an advisory vote on the compensation of the Company’s named executive officers (“NEOs”), which is commonly called a “say-on-pay” vote, pursuant to section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although this vote is not binding, it will provide information to the Compensation Committee regarding investor sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future determinations regarding NEO compensation. The Company plans to give shareholders the opportunity to cast an advisory vote on this matter annually. Following the vote on this proposal, the next opportunity will occur in connection with the Company’s 2020 annual meeting.

The Company asks shareholders to approve this proposal by approving the following non-binding resolution: “RESOLVED, that the shareholders of NextEra Energy, Inc. approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for the 2019 annual meeting of shareholders, including the Compensation Discussion & Analysis section, the compensation tables and the accompanying narrative discussion.”

The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that will increase shareholder value, particularly over the longer term. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the short-term and long-term interests of shareholders and other important Company stakeholders, including customers and employees. A significant portion of each NEO’s total compensation opportunity is performance-based and carries both upside and downside potential.

The Executive Compensation section of the proxy statement, beginning on page 32, provides a detailed discussion of the Company’s compensation program for its NEOs. The discussion reflects that NextEra Energy’s compensation program has been achieving its objective. For example, the chart below compares the Company’s TSR for the 1-, 3-, 5- and 10-year periods ended December 31, 2018 to the TSRs of the S&P 500 Electric Utilities Index, the S&P 500 Utilities Index, the UTY and the S&P 500. NextEra Energy outperformed all of these indices over all of the periods shown. NextEra Energy’s outperformance over all these periods in comparison to others in its industry, and over the 1-, 3-, 5- and 10-year periods in comparison to the S&P 500, was substantial.

NextEra Energy Total Shareholder Return Through 12-31-18 vs. Various Indices(1)

	1-year TSR	3-year TSR	5-year TSR	10-year TSR

NextEra Energy	14%	82%	134%	380%

S&P 500 Electric Utilities Index, total return	4%	33%	65%	129%

S&P 500 Utilities Index, total return	4%	36%	67%	170%

UTY, total return	4%	37%	66%	154%

S&P 500, total return	(4%)	30%	50%	243%

(1)	Source: FactSet Research Systems Inc.; except UTY, source: Bloomberg

Unless you specify otherwise in your voting instructions, your proxy will be voted FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its NEOs as disclosed in this proxy statement.

The Board unanimously recommends a vote FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

Proposal 4: Shareholder proposal

In accordance with Securities and Exchange Commission (“SEC”) regulations, the text of the shareholder proposal and supporting statement appear exactly as received by the Company. The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement.

The Comptroller of the State of New York, Thomas P. DiNapoli, 59 Maiden Lane, 30th Floor, New York, NY 10038, is the trustee of the New York State Common Retirement Fund (the “Fund”) and has given the Company notice that he intends to present this proposal at the annual meeting on behalf of the Fund. The Fund represented that it held a total of 1,410,600 shares of common stock as of the date the proposal was submitted.

Proposal 4—Political Contributions Disclosure

Resolved, that the shareholders of NextEra Energy, Inc. (“Company”) hereby request that the Company provide a public report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of NextEra Energy, Inc., we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Political Contributions Disclosure—Proposal 4

The Board unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board believes that adopting the shareholder proposal would not be in the best interests of the Company or its shareholders.

The very same proposal from the same proponent was defeated by the Company’s shareholders at the 2015, 2016, 2017 and 2018 annual meetings of shareholders.

The same proposal was presented on behalf of the Fund at the Company’s 2015, 2016, 2017 and 2018 annual meetings of shareholders and the Company’s shareholders rejected this proposal with 60.4%, 57.3%, 58.8% and 56.8%, respectively, of votes cast voting against the proposal.

In 2017, NextEra Energy updated its website to provide additional information related to political contributions.

The Company updated its website to place filed lobbying reports directly on the Company’s website. As a result, much of the information requested in the shareholder proposal is now available directly on the Company’s website. The Company also added additional navigation links to provide easier access to the political contributions policy and information.

NextEra Energy needs to be an effective participant in the legislative and regulatory process.

The Company is closely regulated and subject to legislation that can impact the Company’s operations and profitability. The Board believes that it is in the best interests of the Company’s shareholders for NextEra Energy to be an effective participant in the political process. Laws and policies enacted and adopted by federal, state and local authorities can have a significant impact on the Company and its customers, employees and shareholders. NextEra Energy’s active participation in political processes and public policy discussions is appropriate to ensure that public officials are informed about key issues that affect the Company’s interests and those of its customers, employees and shareholders and of the communities the Company serves.

NextEra Energy already has a Political Contributions Policy and its political contributions are regulated by the government.

NextEra Energy maintains a rigorous compliance process to ensure that the Company’s political activities are lawful, properly disclosed and aligned with its Code of Business Conduct & Ethics. Political contributions are also subject to comprehensive regulation by federal, state and local governments with detailed disclosure requirements, including requirements to file reports with appropriate state and federal agencies on lobbying-related activities and expenditures. NextEra Energy is committed to compliance with all such applicable laws.

The proposal is unnecessary and duplicative because NextEra Energy’s political contributions are already subject to extensive disclosure requirements.

NextEra Energy’s publicly available Political Contributions Policy discloses the process for and the titles of the individuals responsible for authorizing contributions pursuant to this policy. NextEra Energy already reports corporate lobbying-related activities and expenditures as required to appropriate federal, state and local agencies. Information about the Political Contributions Policy and NextEra Energy’s political action committee (“PAC”) contributions and current lobbying activities can be found on the Company’s website at http://www.investor.nexteraenergy.com/corporate-governance/political-engagement-policy and in reports filed with various state and federal agencies, which are also available through links on the Company’s website.

Adopting the proposal would not be the best use of NextEra Energy’s resources because adequate disclosure already exists.

Since disclosure of the Company’s policies and procedures regarding lobbying activities, business associations and PAC contributions are already readily available to the public and Company shareholders, the Company believes that the additional reports requested in the proposal could result in an unnecessary and unproductive use of the Company’s resources.

Additional disclosure requirements could hinder the Company’s ability to pursue its business and strategic objectives.

Subjecting the Company to additional disclosure requirements could hinder the Company’s ability to pursue its business and strategic objectives. Such additional disclosure would make it easier for competitors and others to discern the Company’s public policy and political strategies and implement strategies opposed to the Company’s public policy goals, which could prevent the achievement of such goals and negatively affect the Company, its operations and its results. NextEra Energy believes that its responsible participation in the political process and its prudent expenditures in connection with such participation are in the best interests of the Company, its shareholders and its customers.

Unless you specify otherwise in your voting instructions, your proxy will be voted AGAINST proposal 4.

For the above reasons, the Board unanimously recommends a vote AGAINST this proposal

Information About NextEra Energy and Management

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of their beneficial ownership of NextEra Energy common stock with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely upon a review of these filings and written representations from the directors and executive officers that no other reports were required of them, the Company believes that all required filings were timely made in 2018.

The Company’s Security Trading Policy

The Company’s Security Trading Policy (the “Trading Policy”) prohibits hedging transactions with respect to securities of the Company. The Trading Policy provides in relevant part as follows: “Additional Prohibited Transactions. The Company considers it improper and inappropriate for any Company insider to engage in short-term or speculative transaction in the Company’s securities. It therefore is the Company’s policy that insiders may not engage in any of the following transactions: … Hedging Transactions. Certain forms of hedging or monetization transactions with respect to the Company’s securities, such as prepaid variable forwards, equity swaps and collars, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other shareholders. Therefore, these transactions are prohibited under this Policy….”

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of NextEra Energy common stock as of December 31, 2018 by the only persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock based on 478,892,504 shares outstanding as of March 26, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(2)	42,621,224(1)	8.9%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055(1)	37,651,697(2)	7.9%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111(3)	24,037,752(3)	5.0%

(1)

This information has been derived from a statement on Schedule 13G/A of The Vanguard Group, filed with the SEC on February 11, 2019. As of December 31, 2018, The Vanguard Group, an investment adviser, reported that it had sole dispositive power with respect to 41,829,645 shares reported as beneficially owned; shared dispositive power with respect to 791,579 shares reported as beneficially owned; sole voting power as to 641,119 shares reported as beneficially owned; and shared voting power as to 249,691 shares reported as beneficially owned.

(2)

This information has been derived from a statement on Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 6, 2019. As of December 31, 2018, BlackRock, Inc., a parent holding company, reported that it had sole dispositive power with respect to all of the shares reported as beneficially owned and sole voting power as to 33,235,813 of such shares.

(3)

This information has been derived from a statement on Schedule 13G of State Street Corporation, filed with the SEC on February 14, 2019. As of December 31, 2018, State Street Corporation, a parent holding company, reported that it had shared dispositive power with respect to 24,033,276 shares reported as beneficially owned and shared voting power with respect to 22,019,460 shares reported as beneficially owned.

The table below shows the number of shares of NextEra Energy common stock beneficially owned as of March 26, 2019 by each of NextEra Energy’s directors (all of whom are nominees for director) and NEOs and by all directors and executive officers as a group. As of March 26, 2019, all directors and executive officers as a group beneficially owned less than 1% of NextEra Energy common stock. No shares are pledged as security.

	Common Stock Beneficially Owned				Phantom/Deferred Shares(4)
Name	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)

Sherry S. Barrat	30,811		2,653	33,464	14,685

James L. Camaren	33,710		0	33,710	7,204

Kenneth B. Dunn	17,370		0	17,370	0

Naren K. Gursahaney	4,690		2,570	7,260	0

Kirk S. Hachigian	7,470		0	7,470	0

Toni Jennings	21,010		0	21,010	0

John W. Ketchum	35,888		42,688	78,576	2,762

Amy B. Lane	4,400		3,365	7,765	0

Manoochehr K. Nazar	114,055		184,946	299,001	10,759

Armando Pimentel, Jr.(5)	74,098		197,589	271,687	8,929

James L. Robo	354,857	(6)	684,574	1,039,431	256,733

Rudy E. Schupp	20,810	(7)	0	20,810	0

Eric E. Silagy	42,319		106,046	148,365	5,753

John L. Skolds	10,070		0	10,070	0

William H. Swanson	27,130		0	27,130	0

Hansel E. Tookes, II	1,811		23,010	24,821	0

Darryl L. Wilson	1,390		0	1,390	222

All directors and executive officers as a group (24 persons)	990,046		1,286,624	2,276,670	318,264

(1)

Includes shares of restricted stock (performance-based for executive officers) for Messrs. Ketchum (3,896), Nazar (5,507), Pimentel (3,378), Robo (5,778) and Silagy (7,281), as well as for Mrs. Barrat (7,800), Ms. Lane (1,310) and Messrs. Camaren (3,200) and Gursahaney (590), and a total of 64,493 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)

Includes, for executive officers, shares which may be acquired as of or within 60 days after March 26, 2019, upon the exercise of stock options and, for directors, shares payable under the Company’s Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the NextEra Energy, Inc. Deferred Compensation Plan effective January 1, 2005, as amended and restated through February 11, 2016, as amended (the “Successor Deferred Compensation Plan”), the receipt of which has been deferred until the first day of the month after termination of service as a Board member, except for Mr. Wilson, the receipt of which has been deferred until the first day of the year after termination of service as a Board member. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.”

(3)

Represents the total number of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or dispositive power and also any shares as to which a person has the right to acquire such voting or dispositive power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)

Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the NextEra Energy, Inc. (f/k/a FPL Group, Inc.) Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes, for Mr. Robo, 72,968 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the LTIP, as to which he has neither voting nor dispositive power, 47,131 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan (“2011 LTIP”), and 107,511 shares, the receipt of which is deferred pursuant to an election made under the NextEra Energy, Inc. Deferred Compensation Plan.

(5)	Mr. Pimentel retired as President and CEO of NextEra Energy Resources in March 2019 and, therefore, is not included in the group total.
(6)

Includes 104,842 shares held by Mr. Robo’s spouse’s gifting trusts, the trustee of which is Mr. Robo, 107,632 shares held by the James L. Robo Gifting Trust, the trustee of which is Mr. Robo’s spouse, and 20,000 shares owned by Mr. Robo’s spouse.

(7)	Includes 200 shares owned by Mr. Schupp’s spouse, as to which Mr. Schupp disclaims beneficial ownership.

Corporate Governance and Board Matters

Corporate Governance Principles & Guidelines/Code of Ethics

The Board has adopted Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the Company’s governance. NextEra Energy has adopted a Code of Business Conduct & Ethics applicable to all representatives of NextEra Energy and its subsidiaries, including directors, officers and employees, as well as a Code of Ethics for Senior Executive and Financial Officers (“Senior Code”), which applies to certain senior executive officers. These documents are available on the Company’s website at www.investor.nexteraenergy.com/corporate-governance. Any amendments or waivers of the Senior Code will be disclosed at this website address.

Director Independence

The Board conducts an annual review regarding the independence from the Company’s management of each of its members and, in addition, assesses the independence of any new member at the time that the new member is considered for appointment or nomination for election to the Board. In assessing independence, the Board considers all relevant facts and circumstances and the standards established by the New York Stock Exchange (“NYSE”) and also set forth or referred to in the Governance Guidelines. The NYSE standards and the Governance Guidelines require that NextEra Energy have a majority of independent directors and that the Board must affirmatively determine that each director has no material relationship with the Company in order to determine that the director is independent. Material relationships for this purpose may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Based on its review, the Board determined that Sherry S. Barrat, James L. Camaren, Kenneth B. Dunn, Naren K. Gursahaney, Kirk S. Hachigian, Toni Jennings, Amy B. Lane, Rudy E. Schupp, John L. Skolds, William H. Swanson, Hansel E. Tookes, II and Darryl L. Wilson, constituting all 12 non-employee directors, are independent under the NYSE standards and the Governance Guidelines.

In determining that Mr. Schupp is independent, the Board considered that a NextEra Energy subsidiary has employed Mr. Schupp’s son since June 2011 in non-executive business roles, for total compensation in 2018 of approximately $173,000. In determining that Mr. Gursahaney is independent, the Board considered that, in 2018, a NextEra Energy subsidiary purchased electrical transformers, through transactions determined by competitive bids, from a manufacturer in which Mr. Gursahaney’s sister-in-law is an owner and in which Mr. Gursahaney has no interest of any nature.

Board Leadership Structure

The Board believes that the decision as to who should serve as chairman and as CEO, and whether the offices should be combined or separate, is properly the responsibility of the Board to be exercised from time to time in appropriate consideration of the Company’s then-existing characteristics or circumstances. In view of the Company’s operating record, including its role as a national leader in renewable energy generation, and the operational and financial opportunities and challenges faced by the Company, the Board’s judgment is that the functioning of the Board is generally best served by maintaining a structure of having one individual serve as both chairman and CEO. The Board believes that having a single person acting in the capacities of chairman and CEO promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans and to address its challenges. However, in certain circumstances, such as the transition from one CEO to another, the Board believes that it may be appropriate for the roles of the CEO and the chairman to be separated.

The Board has an independent Lead Director selected by and from the independent directors (with strong consideration given to present and past committee chairs). The Lead Director serves a two-year term commencing on the date of the Company’s annual meeting of shareholders. Unless the independent directors determine otherwise due to particular circumstances, no director will serve as the Lead Director for more than one two-year term on a consecutive basis. In 2016, the independent directors selected Sherry S. Barrat to serve as the Lead Director until the 2018 annual meeting of shareholders. At a meeting of the Board held in connection with the 2018 annual meeting of shareholders, the independent directors chose Rudy E. Schupp as the Company’s Lead Director, so that at all times an independent Lead Director has continually served on the Board.

The Lead Director has the following duties and authorities:

•	act, on a non-exclusive basis, as liaison between the independent directors and the chairman;

•	approve the Board agenda and information sent to the Board;

•	preside at Board meetings in the absence of the chairman and to chair executive sessions of the non-management directors;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call executive sessions of the independent directors;

•	if requested by major shareholders, be available, when appropriate, for consultation and direct communication consistent with the Company’s policies regarding communications with shareholders;

•	communicate Board member feedback to the CEO; and

•	have such other duties as may from time to time be assigned by the Board.

The Board believes that having an independent Lead Director, regular Board and committee executive sessions, a substantial majority of independent directors and the corporate governance structures and processes described in this proxy statement allow the Board to maintain effective oversight of management.

Board Role in Risk Oversight

The Board discharges its risk oversight responsibilities primarily through its committees. The Board exercises its role in risk oversight in a variety of ways, including the following:

Audit Committee

•  Oversees the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and the Company’s accounting and financial reporting processes

•  Oversees compliance with legal and regulatory requirements

•  Discusses with management the Company’s policies with respect to risk assessment and risk management

•  Reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures

•  Ensures that risks identified from time to time as major risks are reviewed by the Board or a Board committee

Finance & Investment Committee

•  Reviews and monitors the Company’s financing plans

•  Reviews and makes recommendations regarding the Company’s dividend policy

•  Reviews risk management activities and exposures related to the Company’s energy trading and marketing operations

•  Reviews the Company’s major insurance lines

•  Oversees the risks associated with financing strategy, financial policies and the use of financial instruments, including derivatives

Nuclear Committee

•  Reviews the safety, reliability and quality of nuclear operations

•  Reviews reports issued by external oversight groups

•  Reviews the Company’s long-term strategies and plans related to its nuclear operations

Compensation Committee

•  Oversees compensation-related risks, including annually reviewing management’s assessment of risks related to employee compensation programs

•  Oversees the compensation risk mitigation practices and controls that the Company has in place

NextEra Energy’s CEO, as the Company’s chief risk officer, together with other members of the Company’s senior management team, oversees the execution and monitoring of the Company’s risk management policies and procedures. NextEra Energy’s management maintains a number of risk oversight committees that assess operational and financial risks throughout the Company. NextEra Energy also has a Corporate Risk Management Committee, composed of senior executives, that assesses the Company’s strategic risks and the strategies employed to mitigate those risks. The Board committees discussed above meet periodically with the Company’s senior management team to review the Company’s risk management practices and key findings.

Board Evaluations

Each year the Board engages in a self-evaluation process which is conducted by the Governance & Nominating Committee. Members of the Board are surveyed to assess the effectiveness of the Board’s membership and oversight processes and to solicit input from members of the Board for improvements to the Board’s functions. With the input of the Governance & Nominating Committee, recommendations from

Board members are incorporated into Board processes and Board agenda topics. This annual self-evaluation process ensures that the Board periodically considers improvements to Board processes and procedures.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time. Executive sessions of the independent directors are scheduled in the agenda for each regularly-scheduled Board meeting. The Board met six times in 2018. Each director attended 100% of the total number of Board meetings and meetings of the committees on which he or she served during 2018. Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. The twelve directors in office at the time attended the 2018 annual meeting of shareholders.

Board Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The committees regularly report their activities and actions to the full Board, generally at the Board meeting next following the committee meeting. Executive sessions are held after each regularly-scheduled committee meeting (other than quarterly earnings review meetings of the Audit Committee) and are chaired by the committee chairs. Each of the committees operates under a charter approved by the Board and each committee (other than the Executive Committee) conducts an annual self-evaluation of its performance. Current copies of the charters of the committees are available on the Company’s website at www.investor.nexteraenergy.com/corporate-governance. The current membership and primary functions of the committees are described below.

Audit Committee

Members:	Primary Responsibilities:	Meetings in 2018:

William H. Swanson (Chair)

Kenneth B. Dunn

Naren K. Gursahaney

Toni Jennings

John L. Skolds

Darryl L. Wilson

•  All members are independent and financially literate under applicable NYSE and SEC requirements

•  Mr. Swanson and Mr. Gursahaney are audit committee financial experts under the definition provided by the SEC

•  Appoints the Company’s independent registered public accounting firm and approves all permitted services to be performed by the firm

•  Reviews the independent registered public accounting firm’s qualifications, performance and independence

•  Approves the engagement of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services

•  Assists the Board in overseeing the integrity of the financial statements and compliance with legal and regulatory requirements

•  Assists the Board in overseeing the performance of the Company’s internal audit function, the accounting and financial reporting processes of the Company and audits of the Company’s financial statements

•  Establishes procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters

Eight

Compensation Committee

Members: Kirk S. Hachigian (Chair) Sherry S. Barrat James L. Camaren Amy B. Lane Hansel E. Tookes, II • All members meet the NYSE standards for independence

Primary Responsibilities:

•  Reviews and approves corporate goals and objectives relevant to the compensation of the CEO and the other executive officers

•  Evaluates the performance of the CEO in light of those goals and objectives, approves the compensation of the CEO and the other executive officers, approves any compensation-related agreements for the CEO and the other executive officers and makes recommendations to the Board with respect to the non-employee directors’ compensation

•  Oversees the preparation of the Compensation Discussion & Analysis section of this proxy statement and approves the Compensation Committee Report

•  Reviews the results of the Company’s shareholder advisory vote on the compensation of its NEOs, makes recommendations to the Board with respect to incentive compensation plans and other equity-based plans and administers the Company’s annual and long-term incentive plans and non-employee directors stock plan

•  Retains, and assesses the independence of, any outside compensation consultants engaged to assist in the evaluation of compensation

Meetings in 2018: Four

Governance & Nominating Committee

Members: Rudy E. Schupp (Chair) James L. Camaren Naren K. Gursahaney Kirk S. Hachigian Toni Jennings • All members meet the NYSE standards for independence

Primary Responsibilities:

•  Reviews the size and composition of the Board, identifies and evaluates potential nominees for election to the Board and recommends candidates for all directorships to be elected by shareholders or appointed by the Board

•  Reviews the Governance Guidelines, the Related Person Transactions Policy and the content of the Code of Business Conduct & Ethics and the Senior Code and recommends any proposed changes to the Board

•  Oversees the evaluation of the Board

•  Makes recommendations to the Board regarding the business of the annual meeting of shareholders, as well as with respect to shareholder proposals that may be considered at the annual meeting

Meetings in 2018: Three

Finance & Investment Committee

Members: Amy B. Lane (Chair) Sherry S. Barrat Kenneth B. Dunn Rudy E. Schupp William H. Swanson Hansel E. Tookes, II • All members meet the NYSE standards for independence

Primary Responsibilities:

•  Reviews and monitors the Company’s financing plans

•  Reviews and makes recommendations to the Board regarding the Company’s dividend policy

•  Reviews the Company’s risk management activities and exposures related to its energy trading and marketing operations

•  Reviews certain proposed capital expenditures

•  Reviews the performance of the Company’s pension, nuclear decommissioning and other investment funds

Meetings in 2018: Five

Nuclear Committee

Members: John L. Skolds (Chair) • Mr. Skolds meets the NYSE standards for independence

Primary Responsibilities:

•  Meets with senior members of the Company’s nuclear division

•  Reviews the operation of the Company’s nuclear division and makes reports and recommendations to the Board with respect to such matters

•  Reviews, among other matters, the safety, reliability and quality of the Company’s nuclear operations and the Company’s long-term strategies and plans for its nuclear operations

Meetings in 2018: Four

Executive Committee

Members: James L. Robo (Chair) Kirk S. Hachigian Amy B. Lane Rudy E. Schupp William H. Swanson

Primary Responsibilities:

•  Provides an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session

Meetings in 2018: None

Consideration of Director Nominees

Proxy Access Shareholder Nominees

The Company’s recently amended Bylaws permit a shareholder, or a group of up to 20 shareholders, owning continuously for at least three years shares of NextEra Energy representing an aggregate of at least 3% of the Company’s outstanding shares to nominate and include in the Company’s proxy materials director nominees for up to 20% of the current membership of the Board or two directorships, whichever is greater, provided that the shareholder and nominee satisfy the requirements in the Bylaws. Notice of proxy access director nominees for the 2020 annual meeting of shareholders should be addressed to the Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420 and must be received no earlier than November 7, 2019 and no later than the close of business on December 7, 2019. A copy of the Bylaws containing the complete proxy access requirements is available on NextEra Energy’s website at www.investor.nexteraenergy.com/corporate-governance.

Other Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. Shareholder nominations are reviewed in the same manner as candidates identified by or recommended to the Governance & Nominating Committee. Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership, should include all information that the Company’s Bylaws require for director nominations and should be addressed to the Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. A copy of the Bylaws is available on NextEra Energy’s website at www.investor.nexteraenergy.com/corporate-governance. In order for nominations to be timely under the advance notice requirements of the Bylaws for the 2020 annual meeting, they must be received by February  23, 2020.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Board, any Board committee, the Lead Director and any one or more of the other directors. Such parties may write to one or more of the directors, care of the General Counsel, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or send an e-mail to: boardofdirectors@nexteraenergy.com. They may also contact any member of the Audit Committee with a concern under the Company’s Code of Business Conduct & Ethics by calling 561-694-4644.

The Board has instructed the General Counsel to assist the Board in reviewing all written communications to the Board, any Board committee or any director as follows:

•

Complaints or similar communications regarding accounting, internal accounting controls or auditing matters will be handled in accordance with the NextEra Energy, Inc. and Subsidiaries Procedures for Receipt, Retention and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters.

•

All other legitimate communications related to the duties and responsibilities of the Board or any committee will be promptly forwarded by the General Counsel to the applicable directors, including, as appropriate under the circumstances, to the chairman of the board, the Lead Director and/or the appropriate committee chair.

•

All other shareholder, customer, vendor, employee and other complaints, concerns and communications will be handled by management with Board involvement as advisable with respect to those matters that management reasonably concludes to be significant.

Communications that are of a personal nature or not related to the duties and responsibilities of the Board, are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, are conclusory or vague in nature, or are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any director unless the director otherwise requests or the General Counsel determines otherwise.

Website Disclosures

NextEra Energy will disclose the following matters, if such matters should occur, on its website at www.investor.nexteraenergy.com/corporate-governance.

•

any contributions by NextEra Energy to tax exempt organizations of which a director of the Company serves as an executive officer exceeding the greater of $1,000,000 or 2% of the organization’s revenues in any single fiscal year during the past three fiscal years; and

•

any Board determination that service by a member of the Company’s Audit Committee on the audit committees of more than three public companies does not impair the ability of that individual to serve effectively on the Company’s Audit Committee.

Transactions with Related Persons

In 2007, the Board adopted a Related Person Transactions Policy (the “Policy”) for the review and approval of Related Person Transactions by the Governance & Nominating Committee. Transactions and series of transactions exceeding $120,000 in any fiscal year involving the Company and in which any Related Person has a direct or indirect material interest are governed by the Policy. Related Persons under the Policy are executive officers, directors and nominees for director of NextEra Energy, any beneficial owner of more than 5% of any class of NextEra Energy’s voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or the Chair) deems appropriate, which may include: (1) the Related Person’s relationship to NextEra Energy and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to NextEra Energy and its shareholders of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms that would be available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), partner or principal, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s gross annual revenues in its most recently-completed fiscal year and (2) charitable contributions, grants or endowments by NextEra Energy to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year.

During 2018, three providers of investment management and administrative services to the Company were also beneficial owners of more than 5% of NextEra Energy’s outstanding common stock. The nature and value of services provided by these 5% shareholders and their affiliates are described below:

•

BlackRock provided investment management services to the NextEra Energy, Inc. Employee Pension Plan and the Employee Retirement Savings Plan, money market fund management services to NextEra Energy subsidiaries and investment services to the decommissioning trust funds for NextEra Energy’s Duane Arnold and Point Beach nuclear plants; it received fees of approximately $520,696 for such services in 2018;

•

State Street provided investment management and administrative services to the Company’s Employee Pension Plan and Employee Retirement Savings Plan and investment services to the decommissioning trust funds for NextEra Energy’s Florida Power & Light, Duane Arnold, Point Beach and Seabrook nuclear plants; it received fees of approximately $1,020,139 for such services in 2018; and

•	Vanguard provided investment management and administrative services to the Company’s Employee Retirement Savings Plan and received fees of approximately $1,249,959 for such services in 2018.

NextEra Energy believes that the terms of the services described above are comparable to the terms that would be available to an unrelated third party under the same or similar circumstances.

During 2018, the adult son of Mr. Rudy E. Schupp was employed by a subsidiary of NextEra Energy as a Project Manager. His total compensation for 2018 was approximately $173,000, and he was eligible for company benefits available to all other employees in a similar position.

During 2018, a NextEra Energy subsidiary purchased electrical transformers, through transactions determined by competitive bids, from a manufacturer in which Mr. Gursahaney’s sister-in-law is an owner and in which Mr. Gursahaney has no interest of any nature.

Audit-Related Matters

Audit Committee Report

The Audit Committee submits the following report for 2018:

In accordance with the written Audit Committee Charter, the Audit Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2018, the Audit Committee met eight times, including four meetings where, among other things, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and discussed and reviewed the results of the firm’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2018 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging its duties, the Audit Committee has relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

William H. Swanson, Chair

Kenneth B. Dunn

Naren K. Gursahaney

Toni Jennings

John L. Skolds

Darryl L. Wilson

Fees Paid to Deloitte & Touche

The following table presents fees billed for professional services rendered by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the fiscal years ended December 31, 2018 and 2017.

	2018	2017

Audit Fees(1)	$6,492,000	$6,932,000

Audit-Related Fees(2)(3)	2,638,000	6,743,000

Tax Fees(4)	433,000	135,000

All Other Fees(5)	25,000	52,000

Total Fees(2)	$9,588,000	$13,862,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of NextEra Energy’s and FPL’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in NextEra Energy’s and FPL’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal control over financial reporting, comfort letters, consents and other services related to SEC matters, services in connection with annual and semi-annual filings of NextEra Energy’s financial statements with the Japanese Ministry of Finance and reviews of supplemental schedules.

(2)	In 2017, these fees also include amounts billed for professional services rendered to NEP, the Company’s publicly traded subsidiary.

(3)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NextEra Energy’s and FPL’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary financial statements, consultations on transactions, and attestation services.

(4)

Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2018 and 2017, approximately $360,000 and $12,000, respectively, were paid related to tax advice and planning services. All other tax fees in 2018 and 2017 related to tax compliance services.

(5)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2018 and 2017, these fees related to training.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee. Audit and audit-related services specifically identified in an appendix to the pre-approval policy for which the fee is expected to be $250,000 or less are pre-approved by the Audit Committee each year. This pre-approval allows management to obtain the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such service. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work. The Audit Committee has delegated to the Chair of the Audit Committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. At each Audit Committee meeting (other than meetings held solely to review earnings materials), the Audit Committee reviews a schedule of services and the estimated fees for those services for which Deloitte & Touche has been engaged since the prior Audit Committee meeting under existing pre-approvals. In 2018 and 2017, no services provided to NextEra Energy or FPL by Deloitte & Touche were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X (which provides a waiver of the otherwise applicable pre-approval requirement under certain conditions).

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2018 and 2017 were compatible with maintaining that firm’s independence.

Executive Compensation

Compensation Discussion & Analysis

This compensation discussion and analysis explains our 2018 executive compensation program for the NEOs. The executive compensation program for the Company’s NEOs generally applies to the Company’s other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation which follow.

Executive Summary

2018 Company Performance and CEO Compensation

NextEra Energy has a strong pay for performance philosophy that contributed to robust 2018 results. NextEra Energy achieved Company-record adjusted earnings* of $3.673 billion, adjusted EPS* of $7.70 and a 1-year TSR of 14%. NextEra Energy’s 2018 TSR outperformed the TSR of the S&P 500 Utilities Index of 4% and the TSR of the S&P 500 Index of -4% for 2018.

These significant accomplishments came as the Company continued to be a leader among the ten largest U.S. utilities (based on market capitalization) in substantially all financial metrics. Among these largest ten U.S. utilities, NextEra Energy ranked #1 for 2-year, 3-year, 5-year, 7-year and 10-year TSR and #1 for 3-year, 5-year, 7-year and 10-year adjusted EPS growth. In 2018, NextEra Energy ranked #1 among U.S. and global utility companies, based on market capitalization.**

In 2019, NextEra Energy was named by Fortune Magazine as the World’s Most Admired Electric & Gas Utility for the twelfth time in the last thirteen years. Also in 2019, NextEra Energy was named by the Ethisphere Institute as one of the World’s Most Ethical Companies for the twelfth time in thirteen years.

The returns that NextEra Energy generated for its shareholders were attributable to outstanding 2018 performance by the Company’s two principal operating businesses, FPL and NextEra Energy Resources. Some of the Company’s many operational and financial achievements in 2018 include:

FPL:

•	achieved best-ever performance in minutes of service unavailability per customer and best-ever average number of momentary interruptions per customer;

•	among the lowest typical residential customer bill in Florida and customer bills that are about 30% below the latest national average;

•	delivered best-in-class performance in per-customer operations & maintenance (“O&M”) expense and top-decile overall fossil fleet generation availability of 91.9%;

•	ranked 2nd by JD Power for highest residential customer satisfaction among large utilities in the South; and

•	achieved top-decile business and residential customer satisfaction scores.

NextEra Energy Resources:

•	originated 6,185 megawatts of renewables, an all-time record for the Company and the industry and nearly twice the Company’s previous record set in 2017;

•	continued market leadership in North American wind generation, with approximately 2,632 megawatts of new wind projects added and 1,283 megawatts of wind repowering projects added to its backlog;

*

This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

**	Market capitalization is as of December 31, 2018; rankings are sourced from FactSet Research Systems Inc.

•	delivered strong performance in solar development, adding 2,270 megawatts of solar development and won 19% of market share of 2018 U.S. signed power purchase agreements;

•	reduced wind O&M per megawatt hour (“MWh”) by 16% and nuclear O&M per MWh by 8%; and

•	achieved top-decile overall equivalent forced outage rate (“EFOR”) of 1.69%.

Ultimately, the Company’s financial and operational performance is reflected in the increased value of its common stock. As the following table illustrates, TSR over the three-year period from December 31, 2015 to December 31, 2018 was 82%, meaning that an investment of $100 in NextEra Energy common stock on December 31, 2015 was worth $181.88 on December 31, 2018. The CEO’s total direct compensation over the same period was well-aligned with TSR.

While our executive compensation program is designed to tie compensation to performance, some performance metrics on which our CEO’s compensation is based are intentionally designed to result in value creation over an extended period of time as opposed to on an annual basis. As a result, CEO compensation may not precisely parallel TSR in any given period. CEO compensation may lag corporate performance in certain years and it may outpace corporate performance in other years. Although absolute alignment between pay and performance in each year may not be achieved and, in any event, may not be appropriate, the Compensation Committee believes that, over time, the Company’s executive compensation program rewards superior performance, provides a disincentive for performance that falls short of expectations and closely aligns executive compensation with shareholder returns.

Fundamental Objective of Our Compensation Program

The fundamental objective of our executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase long-term shareholder value. The program is designed to attract, retain, motivate, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value that over time is superior to the shareholder value created by our peers.

The table below highlights the fundamental elements of our executive compensation program that the Compensation Committee believes fulfills the fundamental objective of our compensation program.

Fundamental Elements of Our Compensation Program
As discussed in more detail below, NEO direct compensation has three principal elements: base salary, annual incentive awards and equity compensation.

•	Base Salary is a fixed amount of compensation that reflects the responsibilities and day-to-day contributions of NEOs.

•

Annual Incentive Awards reward participants for achievement of a set of key financial and operational performance measures, the majority of which are based on industry benchmarks and for which payouts depend on Company performance relative to those benchmarks. The financial measures are the Company’s one-year adjusted EPS growth and adjusted return on equity (“ROE”) compared to the ten-year average of the companies in the S&P 500 Utilities Index. The operational measures are focused on operational performance relative to industry performance.

•	Equity Compensation consists of performance share awards, performance-based restricted stock awards, performance-based restricted NEP common unit awards and non-qualified stock option awards:

–  Performance share awards are granted for three-year performance periods to drive intermediate results. Payouts of performance share awards are based on two distinct measurements: (1) three-year adjusted EPS growth and adjusted ROE relative to the ten-year average of the companies in the S&P 500 Utilities Index; and (2) three-year average performance on core operational performance measures relative to industry peers. These award payouts are modified by ± 20% based on our three-year TSR relative to the top ten power companies by market cap (a subset of the S&P 500 Utilities Index).

– Performance-based restricted stock awards vest ratably over three years only if the Company achieves a specified annual adjusted earnings goal each year.

– Performance-based NEP restricted common unit awards vest ratably over three years only if NEP achieves a specified annual adjusted EBITDA goal each year.

–  Non-qualified stock option awards are granted subject to a three-year ratable vesting period, have a ten-year term and will deliver value to executives only if the Company’s stock price at exercise exceeds the stock price on the grant date of the award.

Key Practices of Our Compensation Program

•

We set target total direct compensation opportunity and pay mix to support the goals of shareholder value creation and executive retention—Each NEO’s 2018 target total direct compensation opportunity was set with reference to two groups of benchmarked companies, drawn from energy services and general industry, representing the broad, competitive labor market from which we recruit executive talent and with which we must compete for that talent. This target opportunity was then allocated over several forms of compensation, the mix of which was designed to support the goals of shareholder value creation and executive retention.

•

We link NEO financial success to shareholder value creation—All NEOs’ 2018 compensation included a significant element of equity compensation, supported by robust stock ownership guidelines, performance hurdles, vesting schedules and the potential for clawback.

•

We value, and review, performance relative to the performance of our competitors and peers whenever possible, rather than relative to arbitrary goals—Our basic principle underlying the linkage between performance (both financial and operational) and executive compensation is that performance superior to our competition and peers will result in above-target compensation, while performance that is inferior to our competition and peers will result in below-target compensation. Wherever comparable industry information was available, our 2018 financial and operational performance goals were set, and our 2018 performance against those goals was measured, relative to industry performance.

•

Our principal financial metrics in 2018 were adjusted ROE and adjusted EPS growth—The principal financial metrics on which our 2018 results were benchmarked against industry performance were adjusted ROE and adjusted EPS growth, both measured in comparison to the actual results of the other members of the S&P 500 Utilities Index over the ten-year period from January 1, 2009 through December 31, 2018.* The Compensation Committee believes that these financial metrics are “enduring standards,” because they are objective, require the Company to demonstrate superior performance, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget-setting process. The Compensation Committee believes that a ten-year period is appropriate for comparison due to the historically longer-term economic cycles inherent in the power industry and the sporadic volatility that the power industry experiences from time-to-time. The Compensation Committee accordingly believes that a ten-year period reduces the likelihood that, in any given year, inappropriate metrics will be established as a result of short-term industry anomalies.

*	Estimated for 2018 using actual results for the first three quarters and analysts’ estimates for the fourth quarter.

What We Do

•	Tie pay to performance—A substantial majority of NEO pay is not guaranteed; 93% of the CEO’s actual direct 2018 compensation was performance-based.
•

Use industry benchmarks when setting operational goals and when reviewing actual performance to determine payouts—We generally target top decile or top quartile performance as compared to our industry on operational measures where benchmark data is available. Actual award payouts are driven by performance relative to industry rather than performance against arbitrary goals. Delivered performance superior to our industry will generally result in above-target compensation, while performance that is inferior to our industry will generally result in below-target compensation.

•

Mitigate undue risk—We take steps to mitigate undue risks related to compensation, including using a clawback policy, stock ownership and retention requirements and multiple performance metrics. The Compensation Committee believes that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, which the Committee validates through a comprehensive risk assessment of incentive compensation plans each year.

•	Robust stock ownership guidelines—We have robust stock ownership guidelines, which all NEOs exceed.
•

Holding period on performance-based restricted stock—We require executive officers to hold performance-based restricted stock for two years after vesting (net of shares withheld for, or used to pay, taxes).

•

Minimum full vesting period for stock options and performance-based restricted stock—Stock options and performance-based restricted stock generally are granted with a minimum full vesting period of three years.

•	Independent compensation consultant—The Compensation Committee benefits from its use of an independent compensation consultant that provides no other services to the Company.
•

Shareholder outreach and assessment for improvement—We engage in shareholder outreach and regularly assess the executive compensation program against shareholder input, emerging trends and other factors.

•

NEOs required to enter into Rule 10b5-1 plans with minimum waiting periods to transact trades in company securities—Company practice requires that NEOs must execute all trades pursuant to trading plans under SEC Rule 10b5-1 with specified minimum waiting periods approved by the General Counsel.

What We Do Not Do

•	No CEO employment agreement
•	No tax gross-ups of NEO perquisites
•	No excise tax gross-up provisions in change in control agreements—Since 2009, new or materially amended change in control agreements have not included excise tax gross-up provisions.
•	No repricing of underwater stock options
•	No share recycling under equity compensation plan
•	No hedging of company securities by NEOs or directors permitted under securities trading policy
•	No pledging of company securities—Pledging of NextEra Energy securities as collateral is prohibited.
•	No guaranteed annual or multi-year bonuses

Compensation Committee Role and Processes; Role of External Consultant

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions with respect to the NEOs is presented at one meeting to the Compensation Committee, which makes its decision at a subsequent meeting. This allows time for follow-up questions from Compensation Committee members in advance of the final decision.

The Compensation Committee had an executive session at the end of each of its 2018 meetings, during which no executive officers were present. During the appropriate executive sessions, the Compensation Committee evaluated the performance of the chairman and CEO, discussed and approved the compensation of the chairman and CEO, met with the Compensation Consultant and discussed and considered such other matters as it deemed appropriate.

During 2018, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm which performed no other services for NextEra Energy or its affiliates, to provide advice and counsel to the Compensation Committee from time-to-time. FW Cook is sometimes referred to as the “Compensation Consultant.”

In 2018, the Compensation Consultant participated in all Compensation Committee meetings. In accordance with its engagement letter, during the 2018 executive compensation cycle, FW Cook provided the Compensation Committee and the Company with analyses and advice on topics such as pay competitiveness and executive compensation program plan design. FW Cook also benchmarked and discussed with the Compensation Committee its recommendation with respect to non-employee director compensation. The Compensation Consultant also monitored current and emerging market trends and reported to the Compensation Committee on such trends and their impact on Company compensation practices. In 2018, the Compensation Committee also assessed the independence of FW Cook in accordance with SEC rules and concluded that the Compensation Consultant’s work for the Compensation Committee did not raise any conflicts of interest.

2018 Say-On-Pay Vote and Shareholder Outreach

In 2018, we held our eighth annual advisory vote to approve NEO compensation, commonly known as “say-on-pay.” In 2018, we sought to engage with shareholders who, in the aggregate, represented a significant percentage of our outstanding shares, and held discussions with those who agreed to our request for engagement. Those shareholders were generally supportive of our executive compensation program and of our overall corporate governance practices. Prior to making determinations about 2019 NEO total compensation opportunities, the Compensation Committee reviewed the results of the 2018 say-on-pay vote, noting that 95.2% of those voting had voted “FOR” the Company’s compensation of its NEOs. The Committee considered this vote to be supportive of the Company’s executive compensation program.

How We Made 2018 Compensation Decisions

General

The Compensation Committee used its business judgment to set each NEO’s target total direct compensation opportunity for 2018 and each compensation element. The Compensation Committee based its determination on its integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, experience, leadership and growth potential and the relationship of the NEO’s pay to the pay of NextEra Energy’s other executive officers. There are no material differences among NEOs with respect to the application of NextEra Energy’s compensation policies or the way in which total compensation opportunity is determined.

Resources

The Compensation Committee primarily used the following resources to aid in its determination of the 2018 target total direct compensation opportunity for each NEO.

Market Comparisons/Peer Group

When establishing each NEO’s target total direct compensation opportunity for 2018, the Compensation Committee considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. Competition for executive talent primarily affects the aggregate level of the target total direct compensation opportunity available to the NEOs. The Compensation Committee believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives. The Company obtained market comparison information for all NEOs from publicly-available peer group information. The Company’s peer group is composed of a set of companies from the energy services industry and a set of companies from general industry. These companies were selected by the Compensation Committee with input from executive officers (including the CEO) and the Compensation Consultant. The Compensation Committee believes that the use of companies both from the energy services industry and from general industry was appropriate because the Company’s executive officers come both from within and from outside the Company’s industry. NEOs were recruited from within and outside the Company’s industry and the Compensation Committee believes that their opportunities for alternative employment are not limited to other energy or utility companies.

For 2018, the Compensation Committee conducted a review of the then-existing 2017 peer group based on the following criteria:

Criteria for Energy Services Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	classified with a Standard Industrial Classification (“SIC”) code similar to the Company’s SIC code
•	annual revenue greater than $5 billion
•	a potential source of executive talent
•	included in an executive compensation survey database provided by a third party

Criteria for General Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	included among the S&P 500
•	considered highly reputable and highly regarded for operational excellence, product/service leadership or customer experience
•	sustained revenues typically between 50% and 250% of the Company’s revenues
•	consistently high performing
•	heavily industrialized, highly regulated or a producer of consumer staples
•	operate in industries which may be potential sources of executive talent
•	no unusual executive pay arrangements
•	included in an executive compensation survey database provided by a third party
•	contribute to diversity of industry representation in this segment of the peer group

All energy services industry companies and general industry companies included in the Company’s 2017 peer group met these criteria and were retained by the Compensation Committee for the 2018 peer group and no additional companies were added to either group. Thus, the executive compensation programs of the following companies were reviewed as market comparators for 2018:

Energy Services Industry	General Industry

American Electric Power Company, Inc.	3M Company

Consolidated Edison, Inc.	Air Products and Chemicals, Inc.

Dominion Resources, Inc.	Anadarko Petroleum Corporation

Duke Energy Corporation	CIGNA Corporation

Edison International	Colgate-Palmolive Company

Entergy Corporation	Devon Energy Corporation

Exelon Corporation	E. I. du Pont de Nemours and Company

FirstEnergy Corp.	Eaton Corporation

PG&E Corporation	Emerson Electric Co.

PPL Corporation	Fluor Corporation

Public Service Enterprise Group Incorporated	General Dynamics Corporation

Sempra Energy	Hess Corporation

The Southern Company	Honeywell International, Inc.

Xcel Energy Inc.	Kellogg Company

Marsh & McLennan

Principal Financial Group, Inc.

Schlumberger Limited

Texas Instruments Incorporated

Union Pacific Corporation

Waste Management, Inc.

Xerox Corporation

Although the Compensation Committee did not target specific total compensation levels relative to industry peers (a so-called “percentile” approach), it generally reviewed peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Compensation Committee believes these levels were appropriate because:

•	the Company’s practice is to make a relatively high portion of each NEO’s compensation performance-based as compared to its peers;

•	the Company’s operations are more complex, more diverse and of a greater size than those of substantially all of its energy services industry peer companies; and

•	the Company’s 2017 market capitalization and assets were above the 50th percentile of its general industry peer companies and above the 75th percentile of its energy services industry peer companies.

Other Resources

What We Use	How We Use It

“Tally sheets” and “walk-away charts”

Provides a check to ensure that the Compensation Committee sees the full value of all elements of the NEOs’ annual compensation, both as opportunity and as actually realized, and sees the actual results of its compensation decisions in the various situations under which employment may terminate

Reviews by the CEO

Prior to the beginning of the year, the Compensation Committee solicits performance reviews of the other NEOs and executive officers from the CEO for use as an additional input to the Compensation Committee’s determination of target total direct compensation opportunity and, after the end of the year, whether or not to use their discretion to adjust annual incentive compensation amounts determined using the formula discussed below

2018 NEO Pay

Target Pay Mix

NextEra Energy has three fundamental elements of total direct compensation: base salary, annual incentive awards and long-term equity compensation. The Compensation Committee believes that a significant portion of each NEO’s total direct compensation opportunity should be performance-based, reflecting both upside and downside potential. When determining the proportion of total compensation that each compensation element constituted in 2018, the Compensation Committee reviewed current market practices and industry trends, taking into consideration the Company’s preference for emphasizing performance-based compensation and de-emphasizing fixed compensation. In determining performance-based compensation, the Compensation Committee sought to focus the efforts of the NEOs on a balance of short-term, intermediate-term and long-term goals. In addition, the Compensation Committee considered the NEOs’ perception of the relative values of the various elements of compensation and sought input from the CEO and the Compensation Consultant.

As illustrated in the following charts, 90% of the CEO’s 2018 target total direct compensation opportunity, and 77% of the other NEOs’ 2018 target total direct compensation opportunities, were performance-based and not guaranteed.

2018 Base Salary

CEO: For 2018, Mr. Robo’s base salary was increased by 3.7% to $1,400,000 primarily reflecting the Company’s superior operating results in 2017, the nature and responsibilities of Mr. Robo’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer groups and the business judgment of the Compensation Committee.

Other NEOs: Mr. Ketchum’s base salary in 2018 of $819,000 represented a 26.0% increase, Mr. Nazar’s base salary in 2018 of $950,000 represented a 5.0% increase, Mr. Pimentel’s base salary in 2018 of $1,004,600 represented a 12.0% increase and Mr. Silagy’s base salary in 2018 of $1,049,200 represented a 22.0% increase, all of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO.

2018 Annual Performance-Based Incentive Compensation

Description of the Annual Incentive Plan for 2018

Annual Incentive Plan goals are established to incentivize superior performance relative to industry peers and a majority of these goals are based on industry benchmarks. Payouts under the Annual Incentive Plan are generally based on Company performance in the relevant period as compared to the benchmarks.

Prior to the beginning of 2018, the Compensation Committee established financial and operational performance goals under the Annual Incentive Plan in the following categories:

Type of 2018 Performance Goals	How We Established and Used the 2018 Performance Goals

Financial

•  The financial metrics are based on enduring standards indicative of sustained performance—adjusted EPS growth and adjusted ROE—as compared to the financial performance over the ten-year period ended on December 31, 2018 of the companies included in the S&P 500 Utilities Index.

•  Higher ratings indicate corporate financial performance superior to industry median and lower ratings indicate corporate financial performance which lags industry median.

Operational

•  Operational goals and payout scales are established in advance of the year using available industry benchmarks insofar as possible.

•  If an industry benchmark is not available, the applicable goal generally is set at a level representing an improvement or a stretch as compared to prior performance.

•  As a general principle, the Compensation Committee seeks to set operational performance goals at levels that represent excellent performance, superior to the results of typical companies in our industry, and that require significant effort on the part of the executive team to achieve.

•  Performance on certain compliance-related goals is scored as either “met” or “not met,” while performance against other goals is judged on a sliding scale in comparison to top decile, top quartile, median and sub-median performance as compared to the industry.

2018 Financial Performance Matrix

The financial performance matrix approved by the Compensation Committee for 2018, which is illustrated below, compares the Company’s 2018 adjusted EPS growth and adjusted ROE to the average of the actual annual EPS growth and ROE of the companies included in the S&P 500 Utilities Index during the ten-year period from January 1, 2009 to December 31, 2018 (estimated for 2018 using actual results for the first three quarters and analysts’ estimates for the fourth quarter).*

The Compensation Committee believes that these financial metrics are “enduring standards” because they are objective, require the Company to demonstrate improvement, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget-setting process. The financial performance matrix is designed to provide relatively greater rewards if the Company outperforms others in its industry on the indexed measures and relatively lower rewards if it does not. The Compensation Committee based the matrix on adjusted earnings because it believes that adjusted earnings provide a more meaningful representation of the Company’s fundamental earning power than net income calculated in accordance with GAAP. Therefore, the Committee believes that using adjusted earnings better aligns the NEOs’ motivations with the Company’s strategy and with shareholders’ long-term interests. In addition, the Compensation Committee believes that the use of adjusted earnings for this purpose is consistent with the way in which the Company communicates its earnings to analysts and investors.

The numbers in the following matrix set forth the range of possible ratings for corporate financial performance. A rating of “1” indicates overall corporate financial performance at the industry median, while higher ratings indicate corporate financial performance superior to the industry median, and lower ratings indicate corporate financial performance which lags the industry median.

It is important to recognize that the adjusted ROE and adjusted EPS growth amounts set forth in the illustration below are not generated arbitrarily by the Company, but reflect actual industry performance on these measures for the ten-year period ended December 31, 2018, and that the Company’s executive compensation is based, with respect to adjusted ROE and adjusted EPS growth, on the performance delivered by the Company relative to industry performance.

*

Adjusted EPS and adjusted ROE are not financial measurements calculated in accordance with GAAP. Adjusted earnings, as defined by NextEra Energy for purposes of the Annual Incentive Plan, are the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with GAAP, excluding the effects of: (1) changes in the mark-to-market value of non-qualifying hedges; (2) other than temporary impairments on investments; (3) extraordinary items; (4) non-recurring charges or gains (e.g., restructuring charges and material litigation losses); (5) discontinued operations; (6) regulatory and/or legislative changes and/or changes in accounting principles; (7) labor union disruptions; and (8) acts of God such as hurricanes, which is used, among other reasons, to provide industry comparability. Adjusted ROE, as defined by NextEra Energy, is equal to the Company’s adjusted earnings divided by average common shareholders’ equity, adjusted to provide industry comparability, expressed as a percentage. Adjusted EPS, as defined by NextEra Energy, are equal to the Company’s adjusted earnings divided by weighted average diluted shares outstanding.

2018 Operational Goals

The Compensation Committee’s philosophy with respect to both setting and paying out incentives based on operational goals is that the goals set and the actual award payouts are driven by Company performance relative to industry benchmarks, rather than performance against arbitrary goals. Operational goals and payout scales are established based on industry benchmarks and Company performance when meaningful benchmarks are available. As noted previously, delivered performance superior to our industry will generally result in above-target compensation, while performance that is inferior to our industry will generally result in below-target compensation.

In that context, FPL’s typical performance goals are generally equal to or better than the top quartile performers in its industry and NextEra Energy Resources targets earnings growth and profitability goals that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations). The following tables set forth, for 2018, the operational performance goals and the actual performance achieved against those goals.

Florida Power & Light Company:

Indicator	Goal	Actual	Weight

Operations & maintenance costs (plan-adjusted)(1)	$1,285 million(1)	$1,262 million(1)	40%
Capital expenditures (plan-adjusted)(1)	$4,950 million(1)	$4,889 million(1)

Fossil generation availability(2)	top decile performance	exceeded top decile performance	30%
Nuclear industry composite performance index(3)	aggressive goal	beat goal and exceeded top decile performance
Service reliability—service unavailability (minutes)	better than top decile (59.0 minutes)	best ever (58.3 minutes)
Service reliability—average frequency of customer interruptions	0.71 interruptions per customer per year (average)	0.70—best ever
Service reliability—average number of momentary interruptions per customer	7.0 momentary interruptions per customer per year	6.3—best-ever performance and top decile performance

Employee safety—OSHA recordables(4)/200,000 hours	better than top decile 0.49	0.66	30%
Significant environmental violations	0	0
Customer satisfaction—residential value surveys	aggressive goal	beat goal
Customer satisfaction—business value surveys	aggressive goal	beat goal
Performance under FERC and NERC reliability standards(6)	no significant violations	no significant violations

NextEra Energy Resources:

Indicator	Goal	Actual	Weight

Earnings (plan-adjusted)(1)	$1,500 million(1)	$1,455 million(1)	47%
Return on equity	13.7%	14.3%
Meet budgeted cost goals	$1,925 million	$1,851 million
NEP EBITDA	$1,075 million	beat goal
NEP Cash Available for Distribution	$380 million	beat goal

Employee safety—OSHA recordables(4)/200,000 hours	0.51—top decile	0.32—beat goal and exceeded top decile performance	22%
Significant environmental violations	0	0
Nuclear industry composite performance index(3)	aggressive goal	beat goal and exceeded top decile performance
Equivalent forced outage rate(5)	top decile performance	beat goal and exceeded top decile
Performance under FERC and NERC reliability standards(6)	no significant violations	no significant violations

Execute on schedule and on budget approved North American wind projects	2,254 MW	beat goal	31%
Execute on schedule and on budget approved North American solar projects	207 MW	beat goal
New development or acquisition opportunities in wind, solar, gas infrastructure, or transmission	aggressive goal	beat goal
Maintain construction of Mountain Valley Pipeline (MVP) on schedule and on budget	on schedule and on budget	missed goal
Pre-tax income contribution from all asset optimization, marketing and trading activities, full requirements and retail	aggressive goal	beat goal

(1)

Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with NextEra Energy’s planning and budgeting process and how management reviews its performance relative to that plan, and are not, or do not relate directly to, financial measures calculated in accordance with GAAP. For information about the Company’s results of operations for 2018, as presented in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from NextEra Energy’s audited consolidated financial statements: (a) FPL operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance expenses under GAAP, but reported for state regulatory purposes as operations & maintenance expenses; (b) FPL capital expenditures (plan-adjusted) are presented on an accrual basis, and exclude nuclear fuel payments and certain costs not classified as capital expenditures under GAAP in the consolidated statement of cash flows but reported for state regulatory purposes as capital expenditures; and (c) NextEra Energy Resources’ earnings (plan-adjusted) exclude: (i) the mark-to-market effect of non-qualifying hedges; (ii) other than temporary impairments on investments; (iii) extraordinary items; (iv) non-recurring charges or gains (e.g., restructuring charges and material litigation losses); (v) discontinued operations; (vi) regulatory and/or legislative changes and/or changes in accounting principles; (vii) labor union disruptions; and (viii) acts of God such as hurricanes.

(2)	“Fossil generation availability” measures the amount of time during a given period that a power generating unit is available to produce power.

(3)

The “nuclear industry composite performance index” referenced is the Institute of Nuclear Power Operations, or INPO, index. INPO promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants by establishing performance objectives, criteria and guidelines for the nuclear power industry and conducting regular detailed evaluations of all nuclear power plants in North America. The INPO index is an 18-month rolling average of a nuclear plant’s, and a company’s nuclear fleet’s, performance against operating performance measures.

(4)

“OSHA” is the United States Occupational Safety and Health Administration. An OSHA recordable injury is an occupational injury or illness that requires medical treatment more than simple first aid and must be reported under OSHA regulations.

(5)

The “equivalent forced outage rate” is computed as the hours of unit failure (unplanned outage hours and equivalent unplanned de-rated hours) given as a percentage of the total hours of the availability of an electricity generating unit.

(6)	“FERC” is the Federal Energy Regulatory Commission and “NERC” is the North American Electric Reliability Corporation.

After the end of 2018, the Executive Compensation Review Board (“review board”), whose members were Messrs. Ketchum, Pimentel, Robo and Silagy and the most senior human resources officer, assessed: (1) whether the operational performance goals had been achieved, exceeded or missed and, to the extent exceeded or missed, by what margin such goals had been exceeded or missed (as set forth in the tables above); (2) the degree of difficulty of achieving each goal; and (3) the Company’s performance with respect to each goal as compared to the pre-established payout scale based on top decile, top quartile, median and sub-median performance on the same measure (industry-based where benchmark data was available), and arrived at an aggregate determination for the Company’s 2018 performance as compared to the goals. This assessment determined that the Company had achieved superior performance in 2018. The determination of the review board was then presented to the Compensation Committee, which had ultimate authority to accept or modify all or any part of the determination. For 2018, the Compensation Committee reviewed and discussed the review board’s recommendations and the conclusions on which they were based, and determined to accept those recommendations.

2018 Annual Incentive Awards for the NEOs

Each NEO’s 2018 annual incentive compensation was determined based on a rating (“NextEra Energy performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance goals (weighted 50%). The NextEra Energy performance rating for 2018, determined in this manner, was 1.81.

The NextEra Energy performance rating may be adjusted for each NEO by the Compensation Committee based on individual performance under circumstances in which the Compensation Committee determines that the formulaic calculation of the performance rating without adjustment would otherwise result in the payment of an inappropriate incentive. The Compensation Committee generally uses this aspect of the executive compensation program on a conservative basis, as it believes that the formula for calculating the NextEra Energy performance rating ordinarily should result in appropriate incentive payments. The individual performance adjustment, when used, historically has most often ranged between ±10%.

The Compensation Committee determined the individual performance factors in 2018 based on recommendations from the CEO (for all of the NEOs other than himself). For each NEO other than the CEO, the 2018 individual performance factor was based primarily upon the Company’s exceptional performance as described in the Executive Summary, above, as well as (for each NEO other than the CEO) the NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO, the Compensation Committee determined the individual performance factor. The Compensation Committee determined Mr. Robo’s 2018 individual performance factor based on the Compensation Committee’s assessment of his performance and the Company’s overall 2018 performance as described in the Executive Summary.

The following illustrates the determination of the 2018 annual incentive for each NEO:

annual incentive = (NextEra Energy performance rating x individual performance factor) x target annual incentive

In years where the Company’s performance is above or substantially above the performance of its peers as evidenced by industry benchmarks, as it was in 2018, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the target rate. For 2018, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2018 Target Annual Incentive	2018 Annual Incentive Award

James L. Robo	$2,240,000	$4,480,000

John W. Ketchum	$ 573,300	$1,089,300

Armando Pimentel, Jr.	$ 703,220	$1,272,800

Manoochehr K. Nazar	$ 665,000	$1,330,000

Eric E. Silagy	$ 734,440	$1,461,500

The amounts set forth above for the NEOs’ 2018 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: 2018 Summary Compensation Table.

2018 Long-Term Performance-Based Equity Compensation

Equity Compensation Mix

What We Granted	Why We Granted It

Performance shares

Directly focus NEOs on the multi-year sustained achievement of challenging TSR, financial and operational goals, because the number of shares ultimately earned depends upon the Company’s and the NEO’s performance over a three-year performance period.

Performance-based restricted stock	Includes a performance goal; affected by all stock price changes, so value to NEOs affected by both increases and decreases in the Company’s stock price.

Performance-based restricted NEP common units	Includes a performance goal; affected by all unit price changes, so value to NEOs affected by both increases and decreases in NEP’s unit price.

Stock options	Reward the NEOs only if the Company’s stock price increases and remains above the stock price on the date of grant.

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

•	the mix of these components at competitor and peer companies and emerging market trends;

•	the retention value of each element and other values important to the Company, including, for example, the tax and accounting consequences of each type of award;

•	the advice of the Compensation Consultant; and

•	the perceived value to the NEO of each element.

As shown below, the Compensation Committee continued its practice of granting NEOs equity-based compensation which is composed of a substantially greater percentage of performance share awards, since our shareholders indicated, through shareholder outreach, that they most highly value the longer-term performance features of performance shares. After the Compensation Committee determined the appropriate mix of equity compensation components, the target award level for each equity-based element was expressed as a percentage of each NEO’s target total direct compensation opportunity. The target dollar value for each component was converted to a number of shares of equivalent value (estimated present value for stock options and performance shares).

2018 Mix of Equity Compensation Awards for the NEOs

In 2018, the Compensation Committee granted the following mix of equity-based compensation to the NEOs:

	Mix of Equity Compensation Awards(1)

Named Executive Officer	Performance Shares	Options	Performance- Based Restricted Stock	Performance- Based Restricted NEP Common Units

James L. Robo	65%	25%	3%	7%

John W. Ketchum	60%	20%	13%	7%

Manoochehr K. Nazar	60%	20%	20%	0%

Armando Pimentel, Jr.	60%	20%	13%	7%

Eric E. Silagy	60%	20%	20%	0%

(1)	Calculation of mix percentages based on the grant date present value of each grant as a percentage of each NEO’s total equity-based compensation.

Performance Share Awards Granted in 2018 for the Performance Period Ending December 31, 2020

For the performance share awards granted in 2018 for the performance period beginning January 1, 2018 and ending December 31, 2020, the Compensation Committee implemented changes to the NEO’s performance share awards in order to better align the award design with TSR plan design trends and enable stronger pay for performance alignment. A summary of the changes are as follows:

•	replace the relative TSR performance measure of 35% with a relative TSR performance modifier of ±20% to the performance share award payout;

•	change the TSR peer group to the top 10 power companies by market cap, a subset of the S&P 500 Utilities Index;

•	change the weighting of the financial and operating measures; and

•	adjust the start and end date measurement periods used to calculate TSR to a 20-trading day trailing average.

Similar to the performance share awards granted in 2017, the 2018 performance share awards have 3-year adjusted ROE and EPS growth and operational measures as performance measures. Consistent with prior years, the awards also have an individual performance factor ranging from ±20%, which is applicable only to 65% of the performance share award determined based on financial and operational performance measures to enable the Compensation Committee to adjust payouts based on their assessment of the NEO’s individual performance. The goals used to measure long-term performance for purposes of the NEOs’ performance share awards are different both in terms of the objectives and time-frames than the goals used to measure short-term performance under the Company’s Annual Incentive Plan. The measures, and their relative weights, are set forth below:

Performance Measure	Weight

3-year TSR relative to top ten power companies by market capitalization, which is a subset of the S&P 500 Utilities Index	±20% modifier to award payout

3-year adjusted ROE and adjusted EPS growth (determined using a financial matrix similar to the one set forth on page 43)	80%

Operational measures:

•  3-year average employee safety—OSHA recordables/200,000 hours

•  Nuclear industry composite performance index (combined for FPL and NextEra Energy Resources nuclear facilities)

•  3-year average equivalent forced outage rate (fossil and renewable generation)

•  FPL 3-year average service reliability—service unavailability (minutes)

5% each

During the performance period, performance shares are not issued, the NEO may not sell or transfer the NEO’s contingent right to receive performance shares and dividends are not paid.

Performance Share Awards for the Performance Period Ended December 31, 2018

Each NEO was granted a target number of performance shares in 2016 for a three-year performance period beginning January 1, 2016 and ended on December 31, 2018. The Compensation Committee views the payout of this grant after the end of the performance period as part of each NEO’s 2016 compensation, while the performance shares granted in 2018 for the performance period ending on December 31, 2020 are considered to be part of each NEO’s 2018 compensation, even though the shares will not be issued, if at all, until February 2021.

At the end of the performance period for the performance share awards granted in 2016, each NEO’s performance share award payout was determined in accordance with measures and weights as set forth below:

Performance Measure	Weight

3-year TSR relative to the companies in the S&P 500 Utilities Index	35%

3-year adjusted return on equity and adjusted EPS growth (determined using a financial matrix similar to the one set forth on page 43)	52%

Operational measures:

•  3-year average employee safety—OSHA recordables/200,000 hours

•  Nuclear industry composite performance index (combined for FPL and NextEra Energy Resources nuclear facilities)

•  3-year average equivalent forced outage rate (fossil and renewable generation)

•  FPL 3-year average service reliability—service unavailability (minutes)

3.25% each

The 2016 performance share award overall rating, determined in this manner, was 2.00, as shown below.

Performance Measure(1)	Weight	Result	Payout as a % of Target

Adjusted EPS Growth and Adjusted ROE	52%	2.00	200%

Operational Measures	13%	2.00	200%

Relative TSR	35%	2.00	200%

Overall Rating		2.00	200%

(1)

The individual performance factor ranging from ± 20% (applicable to 65% of the performance share award determined based on financial and operational performance measures) was not applied to 2016 performance share award ratings for the NEOs, whose performance was determined in accordance with the measures and weights described in the table above.

Applying the overall rating results to the target performance shares resulted in the following performance share award payouts for each of the NEOs:

Named Executive Officer	Target Performance Shares for Performance Period 1/1/16-12/31/18	Performance Shares Earned

James L. Robo	53,400	106,800

John W. Ketchum	5,613	11,226

Armando Pimentel, Jr.	10,849	21,698

Manoochehr K. Nazar	9,824	19,648

Eric E. Silagy	7,984	15,968

See Table 2: 2018 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2018 and Table 4: 2018 Option Exercises and Stock Vested for additional information about the performance shares issued for the three-year performance period which began on January 1, 2016 and ended on December 31, 2018.

Performance-Based Restricted Stock Granted in 2018

The performance objective for performance-based restricted stock is adjusted earnings of $1.2 billion. Therefore, the shares of performance-based restricted stock granted in 2018, which would otherwise vest ratably in 2019, 2020 and 2021, will not vest unless and until the Compensation Committee certifies that NextEra Energy’s adjusted earnings for each of 2019, 2020 and 2021, respectively, equal or exceed $1.2 billion.

Because the Compensation Committee intends for the grant date present value of performance-based restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the performance and vesting conditions, dividends are paid on performance-based restricted stock awards as and when dividends are paid on the common stock. However, any dividends paid on performance-based restricted stock awards that do not vest must be repaid within 30 days following forfeiture of the award.

See Table 2: 2018 Grants of Plan-Based Awards for information about the performance-based restricted stock awarded to the NEOs in 2018 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted stock awards.

Performance-Based Restricted NEP Common Units Granted in 2018

In February 2018, as part of the Compensation Committee’s setting of 2018 long-term performance-based incentive compensation for the NEOs, the Compensation Committee expressed its preference that a portion of the long-term performance-based incentive compensation to be awarded to the NEOs who are also officers of NEP be granted in the form of NEP performance-based restricted common units (“NEP Awards”). The Compensation Committee concluded that the proposed NEP Awards would further align the incentive compensation of these NEOs to activities that promote the growth of long-term value for shareholders of the Company. After considering this and other factors, the Board of Directors of NEP (the “NEP Board”) in February 2018 approved grants of NEP Awards to those Company NEOs who are also officers of NEP, as well as to other officers and employees of the Company or its affiliates who are responsible for significant NEP activities.

The NEP Awards received by the NEOs did not increase the NEOs’ overall incentive compensation opportunity, but instead replaced on a dollar-for-dollar basis approximately 7% of the aggregate grant date value of the portion of their long-term performance-based awards in 2018 that otherwise would have been issued in the form of performance-based restricted stock of the Company. The performance objective for NEP Awards is adjusted EBITDA of $400 million. Therefore, the NEP Awards granted in 2018, which would otherwise vest ratably in 2019, 2020 and 2021, will not vest unless and until the NEP Board certifies that NEP’s adjusted EBITDA for 2019, 2020 and 2021, respectively, equals or exceeds $400 million.

The NEP Awards were made pursuant to the NextEra Energy Partners, LP 2014 Long Term Incentive Plan (“NEP 2014 LTIP”). NEP will be reimbursed by the Company for the grant date fair value of all NEP Awards granted to employees and officers of the Company or its affiliates.

See Table 2: 2018 Grants of Plan-Based Awards for information about the performance-based restricted NEP common units awarded to the NEOs in 2018 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted common units.

Non-Qualified Stock Option Awards in 2018

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. The 2011 LTIP prohibits repricing of awarded options without shareholder approval. See Table 2: 2018 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2018 and the description following that table for further information about the material terms and conditions applicable to stock options.

Equity Grant Practices

Equity awards are granted by the Compensation Committee to the NEOs each year in mid-February, which is a date that is normally set two years in advance. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January, so all relevant information should be available to the market on the grant date. Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the date of hire or promotion or the Compensation Committee meeting next following the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of NextEra Energy’s common stock on the effective date of grant.

Additional 2018 Compensation Elements

Benefits

NextEra Energy provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other similarly-situated exempt employees. Retirement and other post-employment benefits are discussed under Post-Employment Compensation. These benefits are an integral part of the total compensation package for NEOs, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure the reasonableness and appropriateness of total rewards. In addition, NextEra Energy believes that the intrinsic value placed on personal benefits by the NEOs is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

NextEra Energy provides its executive officers with personal benefits which, in many cases, improve efficiency by allowing the executive officers to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the executive officers and their families. The Compensation Committee and its Compensation Consultant periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The Compensation Committee believes that the benefits the Company derives from these personal benefits more than offset their incremental cost to the Company.

See footnote 2 to Table 1b: 2018 Supplemental All Other Compensation for a description of the personal benefits provided to the NEOs for 2018.

Use of Company-Owned Aircraft

Company aircraft are available to the NEOs, as well as other employees and directors, for business travel, which includes, in the judgment of the Governance & Nominating Committee, travel by NEOs to Company-approved outside board meetings and travel in connection with physical examinations. Among other advantages, business use of the aircraft by executives maximizes time efficiencies, provides a confidential environment for business discussions and enhances security.

NextEra Energy permits limited non-business use of Company aircraft by NEOs when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and must be approved in advance by the CEO. NEOs must pay the Company for their non-business use based on the rate prescribed by the IRS for valuing non-commercial flights. A NEO traveling on Company aircraft for business purposes may, with the approval of the CEO, be accompanied by the NEO’s guests, spouse and/or other family members. In this circumstance, there is essentially no incremental cost to the Company associated with transporting the additional passengers. Unless the travel is important to carrying out the business responsibilities of the NEO, however, the Company generally requires payment by the NEO for these passengers based on the rates described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2018, the NEOs’ use of Company aircraft for non-business purposes represented approximately 145 passenger flight hours and for travel to Company-approved outside board meetings and annual physical examinations represented an additional approximately 27 passenger flight hours. Company aircraft were used for a total of approximately 3,848 passenger flight hours in the aggregate in 2018.

Policy on Tax Reimbursements on Executive Perquisites

In accordance with the NextEra Energy, Inc. Policy on Tax Reimbursements on Executive Perquisites, the Company does not provide tax reimbursements on perquisites to the NEOs. In circumstances where the Compensation Committee deems such an action appropriate, the Company may provide tax reimbursements to executives as part of a plan, policy or arrangement applicable to a broad base of management employees of the Company, such as a relocation or expatriate tax equalization policy.

Stock Ownership and Retention Policies

The Company believes it is important for executive officers to accumulate a significant amount of NextEra Energy common stock to align officers’ interests with those of the Company’s shareholders. NextEra Energy’s NEOs (and all other executives) are subject to a stock ownership policy and a stock retention policy. The Company believes these policies strongly reinforce NextEra Energy’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in NextEra Energy common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached. Under the stock ownership policy, officers are expected, within three years after appointment to office, to own NextEra Energy common stock with a value equal to a multiple of their base salaries. Shares of NextEra Energy common stock and share units held in NextEra Energy’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Unvested shares of performance-based restricted stock count, while shares subject to unpaid performance share awards and unexercised options do not count, toward the calculation of required holdings. The current multiples are as follows:

Chief Executive Officer	7x base salary rate

Senior Executive Officers	3x base salary rate

Other Officers	1x base salary rate

As of December 31, 2018, all NEOs owned common stock in excess of their requirements.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, NextEra Energy expects executive officers to retain (and not sell) a number of shares equal to at least two-thirds of shares acquired through equity compensation awards (cumulatively, from the date of appointment as an executive officer). In addition, all of the NEOs (among other executive officers) must retain all shares of performance-based restricted stock for a minimum of 24 months after vesting (net of shares withheld for, or used to pay, taxes).

Officers who fail to comply with the retention policy may not be eligible for future equity-based compensation awards for a two-year period. The CEO may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer, although to date there have been no such modifications or reductions.

Clawback Provisions

The Company has an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation from current and former executive officers in the event of the occurrence of either of the following triggering events:

(1)

a decision by the Audit Committee that recoupment is appropriate in connection with an accounting restatement of the Company’s previously-published financial statements caused by what the Audit Committee deems to be material non-compliance by the Company with any financial reporting requirement under the federal securities laws (“Financial Statement Triggering Event”); or

(2)

a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers (“Performance Triggering Event”).

If a triggering event occurs, the Company will (to the extent permitted by applicable law) recoup from any executive officer any incentive compensation paid or granted during the three-year period preceding the triggering event that was in excess of the amount that would have been paid or granted after giving effect, as applicable, to the accounting restatement that resulted from the Financial Statement Triggering Event or to what would have been the correct calculation of the performance metric(s) used in determining that a Performance Triggering Event had occurred. The incentive compensation to be recouped will be in an amount and form determined in the judgment of the Board. In addition, the 2011 LTIP provides that any award granted under the 2011 LTIP will be subject to mandatory repayment by the grantee to the extent that events occur that require such mandatory repayment under (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise (such as the policy described above) or (b) any law, rule or regulation which imposes mandatory recoupment upon the occurrence of such events.

Post-Employment Compensation

General

NextEra Energy expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it is prepared to do so in the future should that become necessary. All of the NEOs, including the CEO, are “employees at will.”

Set forth below is a description of the agreements and programs that may provide for compensation should a NEO’s employment with the Company terminate under specified circumstances.

Severance Plan

The NextEra Energy, Inc. Executive Severance Benefit Plan (the “Severance Plan”) provides for the payment of severance benefits to the NEOs and to certain other senior executives if their employment with the Company is involuntarily terminated in specified circumstances. The purpose of the Severance Plan is to retain the covered senior executives and encourage dedication to their duties by ensuring the equitable treatment of those who may experience an involuntary termination, as defined in the Severance Plan. The Severance Plan provides severance benefits following involuntary termination in exchange for entry by the executive into a release of claims against the Company and an agreement to adhere to certain non-competition and related covenants protective of the Company and its affiliates. Following a covered involuntary termination and the execution of the release and other agreement, the executive would receive a cash payment equal to two times the executive’s annual base salary plus two times the executive’s target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the executive’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The executive also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap specified in the Severance Plan.

The Company may amend or terminate the Severance Plan, in full or in part, at any time, but if an amendment or termination would affect the rights of an executive, the executive must agree in writing to the amendment or termination. The Severance Plan does not provide for the payment of severance benefits upon terminations governed by the terms of the Retention Agreements described below.

Change in Control

Each of the NEOs is a party to an executive retention employment agreement (“Retention Agreement”) with the Company. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

In connection with a change in control of the Company, it can be important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements also help the officer to maintain an objective and neutral perspective in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

Retention Agreements entered into since 2009 do not include excise tax gross-ups. The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control on page 71.

Retirement Programs

Employee Pension Plan and 401(k) Plan

NextEra Energy maintains two retirement plans which qualify for favorable tax treatment under the Internal Revenue Code (“Code”): a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all NextEra Energy employees. Each of the NEOs participates in both plans. The pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as NextEra Energy’s defined benefit pension plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the NEOs by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this and maintain the market-competitiveness of NextEra Energy’s executive retirement benefits, NextEra Energy maintains an unfunded, non-qualified SERP for its executive officers, including the NEOs. For the NEOs, compensation included under the SERP is annual base salary plus the actual annual cash incentive award, as opposed to the compensation included under the qualified plans, which is annual base salary only. NextEra Energy believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit pension and 401(k)) for the NEOs in order to ensure that the NEOs can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit pension and 401(k) plans, bearing in mind that base salary alone constitutes a relatively smaller percentage of a NEO’s total compensation.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

Deferred Compensation Plan

NextEra Energy sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly compensated employees, including the NEOs, voluntarily and at their own risk to elect to defer certain forms of compensation prior to the compensation being earned and vested. NextEra Energy makes this opportunity available to its highly compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company. For additional information about the Deferred Compensation Plan, see Table 6: Nonqualified Deferred Compensation and accompanying descriptions.

Tax Considerations

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on NextEra Energy as well as on the NEOs. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. In light of the repeal of the performance-based compensation exception to Section 162(m), the Compensation Committee expects compensation granted or paid in 2018 and future tax years will not be fully deductible for income tax purposes. While the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expenses, the Compensation Committee intends to maintain strong pay-for-performance alignment of executive compensation arrangements notwithstanding loss of deductibility due to repeal of the exemption for performance-based compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report and, based on its review and that discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2019 annual meeting of shareholders.

Respectfully submitted,

Kirk S. Hachigian, Chair

Sherry S. Barrat

James L. Camaren

Amy B. Lane

Hansel E. Tookes, II

Compensation Tables

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of NextEra Energy’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each NEO’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable, based on performance and are not paid to the NEO for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in some of the tables in this proxy statement may reflect compensation decisions made prior to 2018 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: 2018 Summary Compensation Table

The following table provides certain information about the compensation paid to, or accrued on behalf of, the NEOs in 2018. It is important to keep in mind the following when reviewing the table:

•

The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the aggregate grant date fair value of awards computed under applicable accounting rules for all equity compensation awards.

•

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the change in the present value of the pension benefit payable to each NEO in the applicable year. These changes in present value are not related to any compensation decision on the part of the Compensation Committee.

Table 1a: 2018 Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(2)(3)(4) ($)(e)	Option Awards(2) ($)(f)	Non-Equity Incentive Plan Compen- sation(5) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)(7) ($)(h)	All Other Compen- sation(6)(8) ($)(i)	Total ($)(j)
James L. Robo	2018	$1,400,000	$0	$11,611,417	$2,624,993	$4,480,000	$854,722	$387,610	$21,358,742
Chairman, President and CEO of NextEra Energy and Chairman of FPL(1)	2017	1,350,000	0	9,607,113	2,437,497	4,320,000	754,433	342,650	18,811,693
	2016	1,300,000	0	9,629,404	1,156,993	3,732,300	672,321	267,753	16,758,771

John W. Ketchum	2018	819,000	0	2,311,181	409,591	1,089,300	226,055	122,942	4,978,069
Executive Vice President, Finance and CFO of NextEra Energy and FPL	2017	650,000	0	1,653,209	325,089	873,600	185,793	107,847	3,795,538
	2016	575,000	0	1,107,531	213,193	752,700	153,193	94,812	2,896,429

Armando Pimentel, Jr.	2018	1,004,600	0	3,296,321	584,188	1,272,800	353,407	153,133	6,664,449
Former President and CEO of NextEra Energy Resources(9)	2017	897,000	0	2,652,861	521,600	1,205,600	320,145	143,860	5,741,066
	2016	838,100	0	2,140,778	412,198	1,120,500	294,735	127,667	4,933,978
Manoochehr K. Nazar	2018	950,000	0	2,472,314	438,200	1,330,000	357,796	159,229	5,707,539
President, Nuclear Division and Chief Nuclear Officer of NextEra Energy and FPL	2017	904,800	0	2,122,451	417,296	1,266,700	330,084	146,425	5,187,756
	2016	874,200	0	1,938,471	373,290	1,168,800	303,519	142,154	4,800,434

Eric E. Silagy	2018	1,049,200	0	3,065,463	543,287	1,461,500	315,204	166,656	6,601,310
President and CEO of FPL	2017	860,000	0	2,264,864	445,293	1,204,000	273,590	173,490	5,221,237
	2016	796,100	0	1,575,382	303,289	1,114,500	234,353	122,547	4,146,171

(1)

In August 2015, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The rule went into effect January 1, 2018. In accordance with the rule, for 2018, NextEra Energy’s last completed fiscal year, the ratio of the total compensation of Mr. Robo, the PEO, to NextEra Energy’s median employee’s annual compensation was 170 to 1. The median employee’s annual total compensation was $125,365. The total annual compensation of the PEO for purposes of calculating the pay ratio was $21,358,742. NextEra Energy had 14,148 U.S.-based active employees as of December 31, 2018, which was also the date for determining the median employee. NextEra Energy has 105 employees in Canada and 69 employees in Spain (total of 174 employees) that are excluded in accordance with SEC rules from the median employee determination as they represent less than 5% of the Company’s workforce. The compensation measure used to identify the median employee is total cash compensation, and no employee’s compensation was annualized. Total cash compensation is the predominant form of employee remuneration. After the median employee was identified, all of the elements of the employee’s 2018 compensation was combined in accordance with the applicable SEC rules.

(2)

The amounts shown represent the aggregate grant date fair value of equity-based compensation awards granted during the relevant year, valued in accordance with applicable accounting rules, without reduction for estimated forfeitures. See Note 11 Common Shareholders’ Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and Note 10 Common Shareholders’ Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2017 and December 31, 2016, for the assumptions used in this valuation.

(3)

Includes performance-based restricted stock and performance share awards valued based on the probable outcome of the performance conditions as of the grant date; and for Messrs. Robo, Ketchum and Pimentel, performance-based restricted NEP common units. The grant date fair value of performance-based restricted NEP common units is measured based upon the closing market price of NEP common units as of the date of grant, February 20, 2018. With respect to the performance shares granted in 2018 to all NEOs, a performance rating assumption of 1.40 (i.e. target shares multiplied by 1.40) was used (in accordance with applicable accounting guidance) to value such performance share awards and grant date fair value for all NEOs was determined on the grant date using the Monte-Carlo simulation process with the variables listed in the table below. With respect to 65% of the target number of performance shares granted in 2017 and 2016 to all NEOs, a performance rating assumption of 1.40 (i.e. target shares multiplied by 1.40) was used (in accordance with applicable accounting guidance) to value such performance share awards. With respect to 35% of the target number of performance shares granted in 2017 and 2016, grant date fair value for all NEOs was determined on the grant date using the Monte-Carlo simulation process with the following variables:

Description	Market	Volatility	Yield	Interest Rate	Expected Life	Fair Value

For the 2/15/2018 grant:	$154.43	16.26%	3.05%	2.37%	2.87 yr.	$154.64

For the 2/17/2017 grant:	$126.86	17.64%	3.16%	1.44%	2.87 yr.	$147.07

For the 2/12/2016 grant:	$111.67	17.15%	3.16%	0.87%	2.88 yr.	$126.65

(4)

The maximum payout of performance shares granted in 2018 is 2.00 times target. Therefore, the maximum aggregate grant date fair value of the awards granted in 2018 is: for Mr. Robo, 97,568 shares, or $15,087,916; for Mr. Ketchum, 17,568 shares, or $2,716,716; for Mr. Pimentel, 25,056 shares, or $3,874,660; for Mr. Nazar, 18,792 shares, or $2,905,995; and for Mr. Silagy, 23,300 shares, or $3,603,112.

(5)	Includes the amount earned by each NEO, as applicable, with respect to 2018, 2017 and 2016 under the Annual Incentive Plan.

(6)

NextEra Energy maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs). Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are allocated between columns (h) and (i), respectively.

(7)

All amounts in this column reflect the one-year change in the present value of each NEO’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP. The Deferred Compensation Plan does not permit above-market interest to be credited and, therefore, no above-market interest was credited in 2018, 2017 and 2016.

(8)	Additional information about the amounts for 2018 set forth in the “All Other Compensation” column may be found in Table 1b: 2018 Supplemental All Other Compensation, which immediately follows.

(9)	Mr. Pimentel retired March 1, 2019.

The following table (Table 1b) provides additional information for 2018 regarding column (i) of Table 1a: 2018 Summary Compensation Table.

Table 1b: 2018 Supplemental All Other Compensation

Name	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)

James L. Robo	$387,610	$271,654	$115,956

John W. Ketchum	122,942	80,244	42,698

Armando Pimentel, Jr.	153,133	104,886	48,247

Manoochehr K. Nazar	159,229	105,252	53,977

Eric E. Silagy	166,656	106,854	59,802

(1)

NextEra Energy maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: 2018 Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under column (i), “All Other Compensation,” and are further described below under Additional Disclosure Related to Pension Benefits Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $13,062 for each NEO, plus the Company’s contributions to the nonqualified defined contribution portion of the SERP.

(2)

This column includes the aggregate incremental cost to NextEra Energy of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2018 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; reimbursement for professional financial planning and legal services; for all NEOs other than Mr. Robo, the cost of the officer’s participation in an executive vehicle program, which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs (the incremental cost incurred for which was $31,443 for Mr. Ketchum, $32,400 for Mr. Pimentel, $29,155 for Mr. Nazar and $36,226 for Mr. Silagy); for Mr. Robo, a vehicle allowance; for all NEOs except Mr. Silagy, fees paid for travel programs such as airline memberships and hospitality room memberships; for Messrs. Robo and Nazar, costs for maintenance of a residential home security system and central station monitoring; and, for Mr. Silagy, costs for a club membership used primarily for business but also available for personal and family use. For Mr. Nazar, the personal benefits reported in this column also include the costs of participation in a voluntary annual executive physical examination, including lodging costs and related expenses. For all NEOs, the personal benefits reported in this column also include premiums for a life insurance benefit in an amount equal to 2.5 times salary. For all NEOs, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs, as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. The incremental cost incurred was $66,446 for Mr. Robo.

Table 2: 2018 Grants of Plan-Based Awards

The following table provides information about the cash and equity incentive compensation awarded to the NEOs in 2018. It is important to keep in mind the following when reviewing the table:

•

Columns (c), (d) and (e) below set forth the range of possible payouts established under the Annual Incentive Plan for 2018 and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2018 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: 2018 Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

•

The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)) represent 2018 grants of performance shares, performance-based restricted stock and performance-based restricted NEP common units, the material terms of which are described below this table.

•

The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of 2018 grants of non-qualified stock options, the material terms of which are described below this table.

•

In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the next number is the grant date fair value of the performance-based restricted stock award, the third number is the grant date fair value of the stock options granted and the fourth number is the grant date fair value of NEP performance-based restricted common units, as applicable.

Table 2: 2018 Grants of Plan-Based Awards

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards($)(4) (l)
Name(a)		Thre- shold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thre- shold (#) (f)	Target (#) (g)	Maximum (#) (h)

James L. Robo	—	$0	$2,240,000	$4,480,000	—	—	—	—	—	—	—

	2/15/2018				0	48,784	97,568				$10,561,541

	2/15/2018				0	2,039	2,039				$314,883

	2/15/2018								145,429	$154.43	$2,624,993

	2/20/2018				0	18,329	18,329				$734,993

John W. Ketchum	—	0	573,300	1,146,600	—	—	—	—	—	—	—

	2/15/2018				0	8,784	17,568				1,901,701

	2/15/2018				0	1,723	1,723				266,083

	2/15/2018								22,692	154.43	409,591

	2/20/2018				0	3,576	3,576				143,398

Armando Pimentel, Jr.	—	0	703,220	1,406,440	—	—	—	—	—	—	—

	2/15/2018				0	12,528	25,056				2,712,262

	2/15/2018				0	2,458	2,458				379,589

	2/15/2018								32,365	154.43	584,188

	2/20/2018				0	5,099	5,099				204,470

Manoochehr K. Nazar	—	0	665,000	1,330,000	—	—	—	—	—	—	—

	2/15/2018				0	9,396	18,792				2,034,196

	2/15/2018				0	2,837	2,837				438,118

	2/15/2018								24,277	154.43	438,200

Eric E. Silagy	—	0	734,440	1,468,880	—	—	—	—	—	—	—

	2/15/2018				0	11,650	23,300				2,522,178

	2/15/2018				0	3,518	3,518				543,285

	2/15/2018								30,099	154.43	543,287

(1)

Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described in Compensation Discussion & Analysis. For 2018, amounts payable were paid in cash in February 2019. See column (g) of Table 1a: 2018 Summary Compensation Table for actual amounts paid with respect to 2018 under the Annual Incentive Plan.

(2)

In 2018, each NEO was granted awards of performance shares and performance-based restricted stock under the 2011 LTIP and for Messrs. Robo, Ketchum and Pimentel, performance-based restricted NEP common units under the NEP 2014 LTIP. Performance shares were granted in 2018 for a three-year performance period ending December 31, 2020. The number of shares which will ultimately be paid to each NEO at the end of the performance period will be determined by multiplying the NEO’s target number of performance shares by a percentage determined by the Compensation Committee based on the Company’s performance over the three-year performance period (as more fully described in Compensation Discussion & Analysis), which may not exceed 200% of the target award. See footnotes (5) through (9) to Table 3: 2018 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of performance-based restricted stock and performance-based restricted NEP common units.

(3)

Non-qualified stock options were granted under the 2011 LTIP in 2018. The stock options generally vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: 2018 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All stock options were granted at an exercise price of 100% of the closing price of NextEra Energy common stock on the date of grant.

(4)	The amounts shown are the value of the equity-based compensation grants as of the 2018 grant date under applicable accounting rules.

Additional Disclosure Related to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs in 2018

•	three-year performance period;

•

paid in shares of NextEra Energy common stock, based primarily on Company performance for the three-year performance period as compared to specified financial and operational objectives with a ±20 relative TSR modifier based on performance of the top ten power companies by market capitalization at the end of a 3-year period, capped at 200% of target;

•	dividends are not paid or accrued during the performance period;

•	may vest in full or in part upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to the end of the performance period in all other instances (subject to the terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted Stock Granted to NEOs in 2018

•

if corporate performance objective of adjusted earnings of $1.2 billion is met as of the end of the preceding year, performance-based restricted stock vests one-third per year for three years for each year the corporate performance objective is met, beginning approximately one year from date of grant;

•	if corporate performance objective of adjusted earnings of $1.2 billion is not met in any year, performance-based restricted stock scheduled to vest in that year is forfeited;

•	dividends are paid on performance-based restricted stock as and when declared by the Company, but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of performance-based restricted stock;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance objective, upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted NEP Common Units Granted to NEOs in 2018

•

if the NEP performance objective of adjusted EBITDA of $400 million is met as of the end of the preceding year, performance-based restricted NEP common units vest one-third per year for three years for each year the NEP performance objective is met, beginning approximately one year from date of grant;

•	if the NEP performance objective of adjusted EBTIDA of $400 million is not met in any year, performance-based restricted NEP common units scheduled to vest in that year are forfeited;

•	distributions are paid on performance-based restricted NEP common units as and when declared by NEP, but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their performance-based restricted NEP common units;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance objective, upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs in 2018

•	vest and become exercisable one-third per year for three years, beginning approximately one year from date of grant;

•	exercise price equal to closing price of NextEra Energy common stock on date of grant (February 15, 2018);

•	generally expire ten years from date of grant;

•	may vest in full or in part prior to normal vesting date upon the occurrence of some events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2018 Total Compensation

No discretionary bonuses were paid to NEOs in 2018. The salaries, as set forth in column (c) of Table 1a: 2018 Summary Compensation Table, of each of the NEOs as a proportion of 2018 total compensation were as follows:

Mr. Robo—7%

Mr. Ketchum—18%

Mr. Pimentel—16%

Mr. Nazar—18%

Mr. Silagy—17%

These proportions are consistent with the Company’s philosophy of paying NEOs a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Table 3: 2018 Outstanding Equity Awards at Fiscal Year End

The following table provides information about equity incentive awards granted to the NEOs in 2018 and in prior years. It is important to keep in mind the following when reviewing the table:

•

The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and performance-based restricted stock and NEP common units prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” includes a deferred retirement award issued to Mr. Robo in 2012 in connection with his initial appointment as CEO.

•

As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of performance-based restricted stock and NEP common units and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2018, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock.

Table 3: 2018 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3) (j)

James L. Robo	111,864	0	0	45.57	2/12/2020
	89,074	0	0	54.59	2/18/2021
	101,937	0	0	60.22	2/17/2022
	82,931	0	0	72.50	2/15/2023
	58,922	0	0	93.27	2/14/2024
	78,744	0	0	103.62	2/13/2025
	67,899	33,949	0	111.67	2/12/2026
	61,320	122,642	0	126.86	2/17/2027
	0	145,429	0	154.43	2/15/2028

						23,415	$4,069,995	241,553	(5)	$39,589,859	(5)

John W. Ketchum	12,511	6,256	0	111.67	2/12/2026
	8,179	16,356	0	126.86	2/17/2027

	0	22,692	0	154.43	2/15/2028
						—	—	42,742	(6)	$6,961,781	(6)

Armando Pimentel, Jr.	42,008	0	0	60.22	2/17/2022
	34,620	0	0	72.50	2/15/2023
	22,790	0	0	93.27	2/14/2024
	24,853	0	0	103.62	2/13/2025
	24,190	12,095	0	111.67	2/12/2026
	13,122	26,244	0	126.86	2/17/2027
	0	32,365	0	154.43	2/15/2028

						—	—	64,847	(7)	$10,604,909	(7)

Manoochehr K. Nazar	19,925	0	0	45.57	2/12/2020
	15,790	0	0	54.59	2/18/2021
	18,076	0	0	60.22	2/17/2022
	38,149	0	0	72.50	2/15/2023
	24,632	0	0	93.27	2/14/2024
	26,350	0	0	103.62	2/13/2025
	21,907	10,953	0	111.67	2/12/2026
	10,498	20,996	0	126.86	2/17/2027
	0	24,277	0	154.43	2/15/2028
						—	—	47,629	(8)	$8,278,873	(8)

Eric E. Silagy	4,216	0	0	60.22	2/17/2022
	15,620	0	0	72.50	2/15/2023
	11,634	0	0	93.27	2/14/2024
	15,440	0	0	103.62	2/13/2025
	17,799	8,899	0	111.67	2/12/2026
	11,203	22,404	0	126.86	2/17/2027

	0	30,099	0	154.43	2/15/2028

						—	—	54,101	(9)	$9,403,836	(9)

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2018 were fully vested at that date. Options listed as unexercisable at December 31, 2018 vest as follows:

Name	Grant Date	Vest Date	No. Options

James L. Robo	2/15/2018	2/15/2019	48,477
		2/15/2020	48,476
		2/15/2021	48,476
	2/17/2017	2/15/2019	61,321
		2/15/2020	61,321
	2/12/2016	2/15/2019	33,949

John W. Ketchum	2/15/2018	2/15/2019	7,564
		2/15/2020	7,564
		2/15/2021	7,564

	2/17/2017	2/15/2019	8,178

		2/15/2020	8,178

	2/12/2016	2/15/2019	6,256

Armando Pimentel, Jr.	2/15/2018	2/15/2019	10,789
		2/15/2020	10,788
		2/15/2021	10,788
	2/17/2017	2/15/2019	13,122
		2/15/2020	13,122
	2/12/2016	2/15/2019	12,095

Manoochehr K. Nazar	2/15/2018	2/15/2019	8,093
		2/15/2020	8,092
		2/15/2021	8,092
	2/17/2017	2/15/2019	10,498
		2/15/2020	10,498
	2/12/2016	2/15/2019	10,953

Eric E. Silagy	2/15/2018	2/15/2019	10,033
		2/15/2020	10,033
		2/15/2021	10,033
	2/17/2017	2/15/2019	11,202
		2/15/2020	11,202
	2/12/2016	2/15/2019	8,899

(2)

Mr. Robo was granted 47,893 shares in 2006 as a deferred retirement award. Of such grants, 50% of Mr. Robo’s shares (28,181 shares, including reinvested dividends) vested on 3/15/2011, and the remainder vested on 3/15/2016. Mr. Robo was also granted 38,231 shares in 2012 as a deferred retirement award. Of those shares, 50% (22,510 shares, including reinvested dividends) vested on 7/1/2017 and the remainder will vest on 7/1/2022. Receipt of the shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation to Mr. Robo related to the award granted in 2006 are held in a grantor (rabbi) trust. Dividends are reinvested. In 2018, the trustee of the grantor trust acquired 1,892 shares (100% of which are vested) in respect of Mr. Robo’s 2006 award. In addition, in 2018, 1,228 deferred shares were added with respect to Mr. Robo’s 2012 award upon the reinvestment of dividend equivalents.

(3)

Market value of the unvested deferred retirement awards, performance shares and performance-based restricted stock is based on the closing price of NextEra Energy common stock on December 31, 2018 (the last business day of 2018) of $173.82. Market value of the unvested performance-based restricted NEP common units is based on the closing price of NEP common units on December 31, 2018 of $43.05.

(4)

Performance shares generally vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first regular meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2016 was December 31, 2018, these performance shares are not included in Table 3: 2018 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2018 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnote (2) to that table.

(5)

Mr. Robo’s outstanding performance shares at maximum payout level totaled 208,888 shares with a market value on December 31, 2018 of $36,308,912. Of such shares, 55,660 performance shares at target were granted on February 17, 2017 (performance period beginning 1/1/2017 and ending 12/31/2019) and 48,784 performance shares at target were granted on February 15, 2018 (performance period beginning 1/1/2018 and ending 12/31/2020). The amount shown also includes 14,336 shares of performance-based restricted stock with a market value of $2,491,884 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/15/2018	2/15/2019	679
		2/15/2020	680
		2/15/2021	680
performance-based restricted stock	2/17/2017	2/15/2019	2,562
		2/15/2020	2,562
performance-based restricted stock	2/12/2016	2/15/2019	7,173

The amount shown also includes 18,329 shares of performance-based restricted NEP common units with a market value of $789,063 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted NEP common units	2/20/2018	2/15/2019	6,109
		2/15/2020	6,110
		2/15/2021	6,110

(6)

Mr. Ketchum’s outstanding performance shares at maximum payout level totaled 34,696 shares with a market value on December 31, 2018 of $6,030,859. Of such shares, 8,564 performance shares at target were granted on February 17, 2017 (performance period beginning 1/1/2017 and ending 12/31/2019) and 8,784 performance shares at target were granted on February 15, 2018 (performance period beginning 1/1/2018 and ending 12/31/2020). The amount shown also includes 4,470 shares of performance-based restricted stock with a market value of $776,975 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/15/2018	2/15/2019	575
		2/15/2020	574
		2/15/2021	574
performance-based restricted stock	2/17/2017	2/15/2019	854
		2/15/2020	854
performance-based restricted stock	2/12/2016	2/15/2019	1,039

The amount shown also includes 3,576 shares of performance-based restricted NEP common units with a market value of $153,947 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted NEP common units	2/20/2018	2/15/2019	1,192
		2/15/2020	1,192
		2/15/2021	1,192

(7)

Mr. Pimentel’s outstanding performance shares at maximum payout level totaled 52,542 shares with a market value on December 31, 2018 of $9,132,850. Of such shares, 13,743 performance shares at target were granted on February 17, 2017 (performance period beginning 1/1/2017 and ending 12/31/2019) and 12,528 performance shares at target were granted on February 15, 2018 (performance period beginning 1/1/2018 and ending 12/31/2020). The amount shown also includes 7,206 shares of performance-based restricted stock with a market value of $1,252,547 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares

performance-based restricted stock	2/15/2018	2/15/2019	820
		2/15/2020	819
		2/15/2021	819

performance-based restricted stock	2/17/2017	2/15/2019	1,370
		2/15/2020	1,370

performance-based restricted stock	2/12/2016	2/15/2019	2,008

The amount shown also includes 5,099 shares of performance-based restricted NEP common units with a market value of $219,512 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares

performance-based restricted NEP common units	2/20/2018	2/15/2019	1,699
		2/15/2020	1,700
		2/15/2021	1,700

(8)

Mr. Nazar’s outstanding performance shares at maximum payout level totaled 40,782 shares with a market value on December 31, 2018 of $7,088,727. Of such shares, 10,995 performance shares at target were granted on February 17, 2017 (performance period beginning 1/1/2017 and ending 12/31/2019) and 9,396 performance shares at target were granted on February 15, 2018 (performance period beginning 1/1/2018 and ending 12/31/2020). The amount shown also includes 6,847 shares of performance-based restricted stock with a market value of $1,190,146 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares

performance-based restricted stock	2/15/2018	2/15/2019	945
		2/15/2020	946
		2/15/2021	946

performance-based restricted stock	2/17/2017	2/15/2019	1,096
		2/15/2020	1,096

performance-based restricted stock	2/12/2016	2/15/2019	1,818

(9)

Mr. Silagy’s outstanding performance shares at maximum payout level totaled 46,766 shares with a market value on December 31, 2018 of $8,128,866. Of such shares, 11,733 performance shares at target were granted on February 17, 2017 (performance period beginning 1/1/2017 and ending 12/31/2019) and 11,650 performance shares at target were granted on February 15, 2018 (performance period beginning 1/1/2018 and ending 12/31/2020). The amount shown also includes 7,335 shares of performance-based restricted stock with a market value of $1,274,970 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares

performance-based restricted stock	2/15/2018	2/15/2019	1,172
		2/15/2020	1,173
		2/15/2021	1,173

performance-based restricted stock	2/17/2017	2/15/2019	1,170
		2/15/2020	1,170

performance-based restricted stock	2/12/2016	2/15/2019	1,477

Table 4: 2018 Option Exercises and Stock Vested

The following table provides information about the NEOs’ stock awards which vested in 2018. It is important to keep in mind the following when reviewing the table:

•

The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in 2016 for the performance period which ended in 2018, as well as performance-based restricted stock vesting in 2018 from grants made in prior years. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations.

•	The “Value Realized on Vesting” (column (e)) represents the aggregate payout value of the vested performance shares and vested performance-based restricted stock.

	Option Awards			Stock Awards

Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting(2)(#) (d)	Value Realized on Vesting(2)($) (e)

James L. Robo	81,489	$8,629,921	(1)	123,699	$22,112,461

John W. Ketchum	0	0		14,486	2,553,422

Armando Pimentel, Jr.	35,347	4,461,431	(1)	26,853	4,758,359

Manoochehr K. Nazar	13,890	1,454,693	(1)	24,447	4,329,031

Eric E. Silagy	17,000	1,898,790	(1)	19,793	3,506,611

(1)

The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the stock options.

(2)

Includes: for Mr. Robo, 16,899 shares of performance-based restricted stock ($2,609,713) and 106,800 performance shares ($19,502,748), the receipt of which Mr. Robo elected to defer, under the Deferred Compensation Plan, until the first day of the first calendar year following a termination of service or, if later, six months after a termination of service (this deferral is reported in Table 6: Nonqualified Deferred Compensation); for Mr. Ketchum, 3,260 shares of performance-based restricted stock ($503,442) and 11,226 performance shares ($2,049,980); for Mr. Pimentel, 5,155 shares of performance-based restricted stock ($796,087) and 21,698 performance shares ($3,962,272); for Mr. Nazar, 4,799 shares of performance-based restricted stock ($741,110) and 19,648 performance shares ($3,587,921); for Mr. Silagy, 3,825 shares of performance-based restricted stock ($590,695) and 15,968 performance shares ($2,915,916).

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefit” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James L. Robo(2)	NextEra Energy, Inc. Employee Pension Plan	17	$304,485	$0
	SERP(1)	17	5,183,227	0
John W. Ketchum (2)	NextEra Energy, Inc. Employee Pension Plan	16	272,800	0
	SERP(1)	16	628,556	0
Armando Pimentel, Jr.(2)	NextEra Energy, Inc. Employee Pension Plan	11	178,205	0
	SERP(1)	11	2,562,903	0
Manoochehr K. Nazar(2)	NextEra Energy, Inc. Employee Pension Plan	11	184,853	0
	SERP(1)	11	2,654,856	0
Eric E. Silagy(2)	NextEra Energy, Inc. Employee Pension Plan	16	278,600	0
	SERP(1)	16	1,327,804	0

(1)

NextEra Energy’s nonqualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while amounts attributable to the defined contribution portion of the SERP are included in Table 1a: 2018 Summary Compensation Table under column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2018 Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)

For Messrs. Robo, Ketchum, Pimentel, Nazar and Silagy, the amounts shown are their respective accrued pension benefits as of December 31, 2018, which are equal to their respective cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2018. Messrs. Robo, Ketchum, Pimentel, Nazar and Silagy are fully vested in both plans. Each NEO is entitled to his fully vested accrued account balances upon termination of employment.

Additional Disclosure Related to Pension Benefits Table

NextEra Energy maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

NextEra Energy’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings, with “basic crediting” of 4.5% until the fifth anniversary of employment and 6% thereafter. Covered earnings for each NEO are limited to base salary and do not include annual incentive compensation, long-term incentive compensation or any other compensation included in Table 1a: 2018 Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average rates of interest paid on one-year Treasury Constant Maturities for the month of August of the preceding calendar year. The interest crediting rate is subject to a 3% minimum for account balances earned after 2014 and a 4% minimum for account balances earned prior to 2015 and to a 14% maximum. For 2018, the interest crediting rate was 4% for account balances earned prior to 2015 and 3% for account balances earned after 2014. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

Under the qualified employee pension plan, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the Company decides to transfer a portion of pension plan assets to fund retiree medical benefits. All NEOs are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to all employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, NextEra Energy maintains an unfunded SERP for its executive officers, including the NEOs. The SERP’s defined benefit formula for NEOs provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% of base salary prior to five years of service and 6% of base salary thereafter. Double the basic crediting rate is therefore 9% and 12% of base salary, respectively. Benefits for all NEOs are calculated in this manner. In order to offset the benefits that Mr. Nazar forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Nazar received an opening SERP cash balance account balance of $300,000. Similarly, in order to offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Pimentel received an opening SERP cash balance account balance of $150,000, and an additional $150,000 on each of his first and second anniversaries with the Company.

SERP benefits are cliff-vested after five full years of service and all NEOs were fully vested as of December 31, 2018. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEOs’ nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

•

The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan, in the defined contribution portion of the SERP and, for Mr. Robo, on the vested portion of deferred retirement awards under the LTIP.

•

The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Mr. Robo, the vested balance of deferred retirement awards.

Name(a)	Executive Contributions in Last FY(1)($) (b)	Registrant Contributions in Last FY(2)($) (c)	Aggregate Earnings in Last FY(3)($) (d)	Aggregate Withdrawals/ Distributions($) (e)	Aggregate Balance at Last FYE(4)($) (f)

James L. Robo	$19,502,748	$258,592	$2,692,515	$0	$41,235,017

John W. Ketchum	0	67,182	55,252	0	480,047

Armando Pimentel, Jr.	0	91,824	186,294	0	1,552,068

Manoochehr K. Nazar	1,615,030	92,190	(14,516)	0	8,635,129

Eric E. Silagy	0	93,792	117,849	0	999,962

(1)

The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%) and performance shares (up to 100%). Mr. Nazar elected to defer 50% of his base salary and 90% of his annual incentive paid in 2018. For Mr. Robo, the amount is the value of the performance share award for the performance period which ended in 2018, the receipt of which Mr. Robo elected to defer until the first day of the first calendar year following a termination of service or, if later, six months after a termination of service (the vesting is reported in Table 4: 2018 Option Exercises and Stock Vested).

(2)

The SERP includes a defined contribution component which provides a match on NEOs’ base and annual incentive earnings above the IRS limit, which was $275,000 for 2018. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) plan. As with the 401(k) plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of phantom NextEra Energy common stock. All amounts shown in this column are also included in Table 1a: 2018 Summary Compensation Table in column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2018 Supplemental All Other Compensation).

(3)

Earnings include the sum of each participant’s annual earnings (which includes, among other things, stock price appreciation on stock-based deferred compensation) in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Mr. Robo, on deferred retirement awards. For Mr. Nazar, earnings include Deferred Compensation Plan losses of ($240,269). Messrs. Robo, Ketchum, Pimentel and Silagy have not deferred any compensation under this plan. Earnings for the defined contribution component of the SERP were as follows: Mr. Robo $610,472, Mr. Ketchum $55,252, Mr. Pimentel $186,294, Mr. Nazar $225,753 and Mr. Silagy $117,849. Earnings for the deferred retirement awards for Mr. Robo were $2,082,043, comprised of reinvested dividends and the increase in value of the underlying stock. None of these amounts are included in Table 1a: 2018 Summary Compensation Table since no above-market interest was credited in 2018.

(4)

Deferred Compensation Plan accounts include fully vested and earned compensation plus earnings. The Company views deferred compensation as a vehicle for retirement planning rather than as a means of providing additional compensation. As of December 31, 2018, Mr. Robo had a Deferred Compensation Plan balance of $19,502,748 (of which $7,226,489 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2018); and Mr. Nazar had a Deferred Compensation Plan balance of $6,765,011. Messrs. Ketchum, Pimentel and Silagy have not deferred any cash compensation or performance shares and therefore have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Robo $5,062,235 (of which $1,578,987 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2018), Mr. Ketchum $480,047 (of which $96,668 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2018), Mr. Pimentel $1,552,068 (of which $559,172 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2018), Mr. Nazar $1,870,118 (of which $505,668 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2018) and Mr. Silagy $999,962 (of which $208,216 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2018). The balances of the vested portion of the deferred retirement awards for Mr. Robo were $16,670,033.

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which the cash is earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made by December 31 of the year preceding the beginning of the applicable performance period, and participants electing to defer performance shares may defer all or a portion of the payout amount. Deferred Compensation Plan earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each NEO are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six-month delay following termination of employment in compliance with Code Section 409A.

Earnings in 2018 from previous deferrals of cash compensation came from phantom investments in the investment vehicles, which mirror the funds available to participants in the Company’s 401(k) plan and include mutual funds, index funds and similar investment alternatives offered to participants under the Company’s 401(k) plan. The Company does not provide a guaranteed rate of return on these funds.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, NextEra Energy has entered into the Retention Agreements, which commit the Company to make payments to NEOs under special circumstances. Generally, these are changes in corporate control of the Company and termination of the NEO’s employment.

In accordance with SEC instructions, these quantitative disclosures assume that a change in control took place on December 31, 2018. In fact, no change in control of the Company occurred on that date and no NEO’s employment terminated on that date. If such an event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the NextEra Energy common stock price at such time.

Consistent with SEC instructions, the amounts shown in the tables that follow exclude obligations due from the Company to the NEO following a triggering event for: (1) any earned but unpaid base salary, annual incentive compensation and long-term incentive compensation through the date of termination; (2) vested benefits under the Company’s employee pension and 401(k) plans and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP, the Deferred Compensation Plan and the vested portions of Mr. Robo’s deferred retirement awards. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits, and Mr. Robo’s vested deferred retirement awards, at December 31, 2018.

Potential Payments Under Retention Agreements

Each NEO is a party to a Retention Agreement with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in control of the Company in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period of three years following a change in control (two years in the case of Mr. Nazar). The NEOs also undertake confidentiality commitments requiring them to hold in a fiduciary capacity all secret or confidential information relating to the Company and, under most circumstances, not to divulge any such information either during or after the period of employment.

Each Retention Agreement provides for a mutual commitment to the NEO’s continued employment for a period of three years (two years in the case of Mr. Nazar) following a change in control of the Company. If a change in control occurs, the NEO generally will receive an accelerated payout or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred and had the NEO’s employment continued over the remaining vesting periods. This immediate payment of equity awards is not limited to the NEOs, but generally will also occur for all officers and employees who hold such equity awards.

Tables 7a and 7b and the accompanying discussion of the Retention Agreements set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2018 and December 31, 2019, respectively) had a change in control actually occurred at the close of business on December 31, 2018, assuming each of the NEOs continued in employment throughout 2019.

Table 7a: Potential Compensation to Named Executives Upon Change in Control

	James L. Robo	John W. Ketchum	Armando Pimentel, Jr.	Manoochehr K. Nazar	Eric E. Silagy

Long-Term Incentive Awards:

1st 50% of Performance Share Awards(1)	$17,337,510	$2,683,730	$4,361,100	$3,385,030	$3,881,700

Restricted Stock and NEP Common Unit Awards(2)	3,280,950	930,920	1,472,060	1,190,150	1,274,970

Stock Option Awards(3)	10,689,070	1,596,890	2,611,680	2,137,430	2,188,780

Total:	$31,307,530	$5,211,540	$8,444,840	$6,712,610	$7,345,450

(1)

Upon a change in control, 50% of all outstanding performance share awards vest and are payable at the greater of target or the average of the actual performance factors used to determine payout of performance share awards which vested over the three years prior to the year in which the change in control occurred. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2018 of $173.82 and performance factors are calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control is assumed to have occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2019 and December 31, 2020. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2021.

(2)

Upon a change in control, all outstanding performance-based restricted stock and NEP common unit awards vest. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2018 of $173.82 and a NEP common unit price on December 31, 2018 of $43.05. The award agreement pursuant to which Mr. Robo was awarded a deferred retirement award contains change in control provisions which supersede the provisions of the Retention Agreement for that award only. Upon a change in control, absent termination of employment, the deferred retirement award does not vest.

(3)

Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2018 of $173.82.

Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control(1)

	James L. Robo	John W. Ketchum	Armando Pimentel, Jr.	Manoochehr K. Nazar	Eric E. Silagy

2nd 50% of Performance Share Awards(2)	$17,337,510	$2,683,730	$4,360,770	$3,384,700	$3,881,370

(1)	All amounts in the table assume the same $173.82 stock price on the one-year anniversary of the assumed change in control.

(2)

Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause (which generally means repeated willful violations of the NEO’s duties under his Retention Agreement or a felony conviction involving an act at the Company’s expense)) or by the NEO for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles). Amounts shown are based on performance factors calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2019 and December 31, 2020. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2021. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

The amounts shown in Tables 7a and 7b represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control, assuming continued employment. The employment protection amounts represent additional payments and are intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for the NEO in the new entity.

The Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ (two years’ in the case of Mr. Nazar) worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination by the Company for reasons other than death, disability or cause, or by the NEO for good reason, were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the Retention Agreements in effect as of December 31, 2018 for Messrs. Robo and Pimentel provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Code. However, if the total value of all payments due (calculated as required under section 280G of the Code) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross-up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” In accordance with the Company’s Excise Tax Gross-Up Policy, which generally precludes the inclusion of excise tax gross-up provisions in Retention Agreements entered into, or materially modified, after December 2009, Messrs. Ketchum’s, Nazar’s and Silagy’s Retention Agreements do not include excise tax gross-up provisions. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2018 and if any or all of Messrs. Robo’s, Ketchum’s, Pimentel’s, Nazar’s or Silagy’s employment had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control.

Table 8: Potential Post-Employment Compensation to Named Executives Upon Termination

Without Cause or for Good Reason Following Change in Control(1)

	James L. Robo	John W. Ketchum	Armando Pimentel, Jr.	Manoochehr K. Nazar	Eric E. Silagy

Cash Severance(2)	$16,380,000	$5,601,960	$7,022,150	$4,427,000	$7,396,860

Deferred Retirement Awards(3)	3,662,910	0	0	0	0

Incremental Increase in Nonqualified SERP(4)	3,957,770	1,284,220	1,739,070	1,093,340	1,659,370

Continued Participation in Active Employee Welfare Benefits(5)	248,480	99,310	145,740	67,160	149,830

Continued Participation in Certain Perquisites Programs(6)	156,500	171,730	176,390	114,480	189,740

Certain Limited Outplacement and Relocation Allowances(7)	53,500	53,500	53,500	53,500	53,500

Code Section 280G Gross-up(8)	20,711,147	0	0	0	0

Total:	$45,170,307	$7,210,720	$9,136,850	$5,755,480	$9,449,300

(1)

Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and good reason are defined in footnote 2 to Table 7b.

(2)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A of the Code) equal to three times (two in the case of Mr. Nazar) the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three years prior to the year in which the change in control occurred. Since all annual incentive compensation for 2018 was earned on December 31, 2018, no prorated amounts of 2018 annual incentive compensation are included.

(3)

Under Mr. Robo’s deferred retirement award, if Mr. Robo was discharged without cause or resigned for good reason upon or after a change in control, then a portion of his outstanding unvested deferred retirement award (including reinvested dividends) would vest according to the schedule contained in the award agreement. If such termination had occurred on December 31, 2018 under these circumstances, the vesting percentage would have been 90% of the total deferred retirement award granted to Mr. Robo in 2012. Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2018 of $173.82.

(4)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of Code section 409A) equal to the incremental increase in value of the NEO’s nonqualified SERP benefits under the defined benefit and defined contribution formulas if the NEO had continued employment for three years (or, for Mr. Nazar, two years) from the date of termination, and assuming the NEO received the annual compensation increases required under the Retention Agreement for the three-year or two-year employment period.

(5)

The Retention Agreements provide for continued coverage under all employee benefit plans for three years (two in the case of Mr. Nazar). Plans include the broad-based employee medical plan, the broad-based employee dental plan, short-term and long-term disability insurance, and the broad-based employee life insurance plan. Amounts shown represent three-year employer costs (two-year employer costs in the case of Mr. Nazar) based on December 31, 2018 rates (plus, for employee medical and dental coverage, projected annual cost increases of 2.2% and 0.5%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These amounts assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during the employment period following a change in control.

(6)

The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years (two in the case of Mr. Nazar). Amounts shown include: social club memberships; participation in the executive vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security, including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year costs (two-year costs in the case of Mr. Nazar) for providing such perquisites to the NEO, based on 2018 and prior years’ actual costs.

(7)

Includes an aggregate cost per NEO of $28,500 for outplacement services, fees for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements, and reimbursement for miscellaneous relocation expenses incurred by the NEO in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(8)

The amount shown for Mr. Robo is the aggregate estimated gross-up payment due under his Retention Agreement for the excise tax imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. Messrs. Ketchum’s, Nazar’s and Silagy’s Retention Agreements do not provide for excise tax gross-ups. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Code. In circumstances where the NEO is entitled to receive from the Company a lump sum cash gross-up payment, the payment would be in an amount such that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the Code section 4999 excise tax. The 2018 annual incentive award and the performance share award for the performance period ended December 31, 2018 (payout values for which are included in Table 1a: 2018 Summary Compensation Table and in Table 4: 2018 Option Exercises and Stock Vested, respectively) were fully earned as of the assumed change in control date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a change in control occurs upon any of the following events:

(1)

the acquisition by any individual, entity or group of 20% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control;

(2)

the incumbent directors of NextEra Energy ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies);

(3)

there is consummated a merger, sale of assets, reorganization or other business combination of NextEra Energy or any subsidiary with respect to which (a) the voting securities of NextEra Energy outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 55% (60% for Mr. Robo) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of NextEra Energy.

In addition, the Retention Agreements extend the NEOs’ protection to certain potential change in control situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)

the acquisition by any individual, entity or group of 15% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a potential change in control, but the NEO is protected for a three-year (two-year in the case of Mr. Nazar) employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of NextEra Energy as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of NextEra Energy but thereafter does not become effective, Mr. Robo will be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 30 days after termination of the transaction.

Potential Payments Under the Severance Plan

The Severance Plan provides for the payment of severance benefits to the NEOs and to certain other senior executives if their employment is involuntarily terminated other than for Cause, defined below (and other than in a termination governed by the terms of the Retention Agreements). See Compensation Discussion & Analysis for a discussion of the purpose of the Severance Plan.

The Severance Plan provides severance benefits following involuntary termination other than for Cause in exchange for entry into a release of claims against the Company and an agreement (the “Non-Competition Agreement”) to adhere to certain non-competition and related covenants protective of the Company. Following a covered involuntary termination and the execution of the release and the Non-Competition Agreement, the NEO would receive a cash payment equal to two times his annual base salary plus two times his target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the NEO’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The NEO also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap equal to six times the average of the NEO’s last three years’ base salary plus annual incentive.

If the employment of Messrs. Robo, Ketchum, Pimentel, Nazar or Silagy, or any of them, had been involuntarily terminated on December 31, 2018 in circumstances triggering the Company’s obligations under the Severance Plan, the Company estimates that the amounts shown in Table 9 below would have become payable.

Table 9: Potential Post-Employment Compensation Upon Termination Qualifying for Payments

Under the Severance Plan

	James L. Robo	John W. Ketchum	Armando Pimentel, Jr.	Manoochehr K. Nazar	Eric E. Silagy

Cash Severance(1)	$ 7,280,000	$2,784,600	$3,415,640	$3,230,000	$3,567,280

Long-Term Incentive Awards:

Performance Share Awards(2)	9,265,480	1,499,200	2,315,460	1,816,250	2,031,960

Restricted Stock Awards(3)	2,497,200	645,930	1,050,080	862,670	889,610

Stock Option Awards(4)	8,379,110	1,206,810	2,016,990	1,672,970	1,662,530

Deferred Retirement Awards(5)	2,669,350	0	0	0	0

Certain Limited Outplacement and Other Perquisites(6)	35,000	35,000	35,000	35,000	35,000

Cutback Under Plan Benefit Cap(7)	(846,940)	0	0	0	0

Total:	$29,279,200	$6,171,540	$8,833,170	$7,616,890	$8,186,380

(1)	The amount shown represents the value of a cash lump sum payment equal to two times the sum of the NEO’s annual base salary plus his target annual incentive in effect on December 31, 2018.

(2)

Upon a qualifying involuntary termination, a pro rata portion of outstanding performance share awards would continue to vest and would be paid based on the Company’s actual level of achievement of the performance objectives at the conclusion of the performance period. Amounts shown include the value of the performance shares awarded for the three-year performance periods ending December 31, 2019 and December 31, 2020, respectively, based on the closing NextEra Energy common stock price on December 31, 2018 of $173.82. As the actual level of achievement of the performance objectives at the conclusion of the performance periods ending December 31, 2019 and December 31, 2020, respectively, would not have been known upon a hypothetical qualifying involuntary termination on December 31, 2018, amounts shown assume target, or 100%, performance. Actual payouts would be between 0% and 200% of target.

(3)

Upon a qualifying involuntary termination, a pro rata portion of outstanding performance-based restricted stock and common unit awards would continue to vest, subject to the attainment of the applicable performance objective. Amounts shown assume the attainment of the performance objective and are based on the closing NextEra Energy common stock price on December 31, 2018 of $173.82 and NEP common unit price on December 31, 2018 of $43.05.

(4)

Upon a qualifying involuntary termination, outstanding stock option awards would vest on a pro rata basis. Amounts shown reflect the in-the-money values of the stock options that would vest based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2018 of $173.82.

(5)

Upon a qualifying involuntary termination, the outstanding unvested deferred retirement award granted to Mr. Robo would vest on a pro rata basis. Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2018 of $173.82.

(6)	Includes a maximum cost per NEO of $25,000 for providing outplacement services, plus the cost of financial planning, legal or accounting services.

(7)

The total value of severance paid to each NEO is subject to a cap equal to six times the average of such NEO’s last three years’ base salary plus annual incentive. Based on a qualifying involuntary termination on December 31, 2018, the estimated total severance that would have been payable to Mr. Robo would be reduced to the amount indicated, which is the maximum capped amount.

Under the Severance Plan, an involuntary termination is defined as any of the following:

(1)	the participant’s termination by the Company or an affiliate without Cause (as described further below) and other than as a result of death or disability; or

(2)	the participant’s resignation after the occurrence of one or more of the following without the participant’s consent:

(i)

the Company’s material breach of a material provision of the Severance Plan or the Company’s or an affiliate’s material breach of a material provision of any other agreement between the participant and the Company or such affiliate;

(ii)	a relocation of participant’s principal place of employment by more than 90 miles; or

(iii)

a material, adverse change in the participant’s title, authority, duties or responsibilities with the Company or an affiliate, or any reduction in the participant’s annual base salary or annual target cash incentive opportunity.

Cause is generally defined under the Severance Plan as any of the following:

(1)

repeated violations by the participant of the participant’s obligations to the Company or an affiliate that are willful and deliberate, which are committed in bad faith or without reasonable belief that the violations are in the Company’s or an affiliate’s best interests and that are not remedied within a reasonable period of time after the participant’s receipt of written notice; or

(2)	the participant’s conviction of a felony.

The NEOs are required to comply with certain protective covenants, including two-year non-compete and non-solicitation provisions, in order to receive payments under the Severance Plan. Any severance payments would be subject to repayment and/or forfeiture if any of the protective covenants are violated.

Other Potential Post-Employment Payments to NEOs

Potential Payments Under Equity Award Agreements

The award agreements for each long term equity incentive award (except Mr. Robo’s deferred retirement award, the terms of which are described below) outstanding during 2018 contain provisions which govern treatment of the award in the event of the NEO’s termination of employment due to death, disability, retirement at or after age 55 (“normal retirement”), or retirement after age 50 meeting terms and conditions set by, and acceptable to, the Compensation Committee (an “approved early retirement”). Under the terms of the equity award agreements (other than the deferred retirement awards), each outstanding unvested equity award vests on a pro rata basis for service through the date of death or disability or normal retirement (for performance share, stock option, performance-based restricted stock and performance-based restricted NEP common unit awards based on days of service completed during the vesting period). The pro rata portion of each stock option, performance-based restricted stock and performance-based restricted NEP common unit award is vested upon death or disability. In the case of normal retirement, stock option awards vest upon retirement and performance-based restricted stock and NEP common units generally vests upon their normal vesting date following satisfaction of applicable performance criteria. The pro rata portion of each performance share award is paid after the end of the performance period, subject to satisfaction of applicable performance criteria. See Table 3: 2018 Outstanding Equity Awards at Fiscal Year End for information for each NEO as of December 31, 2018 about outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or normal retirement.

If a NEO was eligible for, and retired in accordance with, an approved early retirement, all outstanding and unvested equity awards (except the deferred retirement awards, as described below) would vest in full, and would be paid out either on the vesting schedule set forth in each award agreement or upon retirement, generally subject to satisfaction of applicable performance criteria.

The value of the prorated outstanding long-term incentive awards at December 31, 2018 for each of the NEOs would have been approximately: Mr. Robo, $24,759,310; Mr. Ketchum, $4,108,110; Mr. Pimentel, $6,499,510; Mr. Nazar, $5,384,080; and Mr. Silagy, $5,701,800. As of December 31, 2018, each of Messrs. Robo, Pimentel, Nazar and Silagy were of an age which would have made them eligible for consideration by the Compensation Committee for an approved early retirement. If the Compensation Committee had approved an early retirement for any of Messrs. Robo, Pimentel, Nazar or Silagy on that date (which the Compensation Committee did not do), the value on December 31, 2018 of the outstanding long-term incentive awards that would have continued to vest on their original terms (performance shares and performance-based restricted stock and NEP common units) or vested (options) would have been approximately: Mr. Robo, $32,496,940; Mr. Pimentel, $8,650,160; Mr. Nazar, $6,871,940; and Mr. Silagy, $7,528,190.

The award agreement governing Mr. Robo’s deferred retirement award provides for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreement, but the award agreement does not provide for accelerated vesting upon retirement. If Mr. Robo had terminated employment on December 31, 2018 due to death or disability, 70% of his total deferred retirement award granted in 2012 would have vested. The value of the unvested shares vesting solely due to death or disability would have been approximately $1,628,170. This amount is based on the closing price of the Company’s common stock on December 31, 2018 of $173.82. All equity award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period after termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

Director Compensation

2018 Compensation of Non-Employee Directors

Name (a)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards(3) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation(4)(5) ($) (g)	Total ($) (h)

Sherry S. Barrat	$143,000	$160,607	$0	$0	$0	$0	$303,607

James L. Camaren	122,000	160,607	0	0	0	0	282,607

Kenneth B. Dunn	128,000	160,607	0	0	0	10,000	298,607

Naren K. Gursahaney	128,000	160,607	0	0	0	0	288,607

Kirk S. Hachigian	137,000	160,607	0	0	0	0	297,607

Toni Jennings	128,000	160,607	0	0	0	0	288,607

Amy B. Lane	133,066	160,607	0	0	0	0	293,673

Rudy E. Schupp	138,132	160,607	0	0	0	0	298,739

John L. Skolds	145,000	160,607	0	0	0	0	305,607

William H. Swanson	152,000	160,607	0	0	0	0	312,607

Hansel E. Tookes, II	131,500	160,607	0	0	0	10,000	302,107

Darryl Wilson(1)	32,500	37,200	0	0	0	0	69,700

(1)	Mr. Wilson was appointed to the Board on October 11, 2018.

(2)	In 2018, Ms. Jennings elected to defer $10,000 each quarter of her annual retainer and Mr. Wilson elected to defer 50% of his annual retainer.

(3)

Non-employee directors of NextEra Energy received shares of NextEra Energy common stock in an amount determined by dividing $160,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 15, 2018, each non-employee director then in office received a grant of 1,040 shares of stock valued at $154.43 per share, which Ms. Lane and Mr. Tookes elected to defer. Dividends are paid on the shares in cash. Dividends on deferred shares are credited to the participant’s account under the Deferred Compensation Plan. As a new member of the Board, Mr. Wilson, on October 11, 2018, was granted 220 shares of common stock, valued at $169.09 per share, which he elected to defer. The amounts in this column represent the aggregate grant date fair value of equity-based compensation awards granted during 2018 to each non-employee director valued in accordance with applicable SEC and accounting rules. For the February 2018 equity compensation award, the grant date fair value was $160,607 per director.

As of December 31, 2018, the following directors had unvested restricted stock awards outstanding awarded in connection with their initial election to the Board: Mr. Gursahaney, 590; and Ms. Lane, 1,310. (See Common Stock Ownership of Certain Beneficial Owners and Management for complete March 26, 2019 balances.)

(4)	In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted.

(5)

Includes matching contributions to educational institutions on behalf of each of Messrs. Dunn and Tookes made under the NextEra Energy Foundation’s matching gift program, which is available to all employees and directors.

Additional Information About Director Compensation

NextEra Energy directors who are salaried employees of NextEra Energy or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Mr. Robo is the only such director currently serving on the Board. Effective January 1, 2019, non-employee directors of NextEra Energy received an annual cash retainer of $100,000 plus a number of shares of NextEra Energy common stock determined by dividing $165,000 by the closing price of NextEra Energy common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2019 was February 14, 2019, at which time the non-employee directors of NextEra Energy were each granted 910 shares of NextEra Energy common stock. These shares are generally not transferable until the director meets the Company’s stock ownership guidelines. When joining the Board, newly-elected non-employee directors are awarded a grant of NextEra Energy common stock that is approximately equal to the annual common stock retainer awarded to existing non-employee directors, prorated based on the new Director’s date of election to the Board. These shares are not transferable until the director meets the Company’s stock ownership guidelines.

Non-employee Board committee chairpersons receive an additional annual retainer of $25,000 for chairing the Audit Committee, $20,000 for chairing the Compensation and Nuclear Committees and $15,000 for chairing the other committees. The Lead Director receives an annual retainer of $30,000, except that a Lead Director who also serves as a Chair of any Board committee is only entitled to receive a single annual retainer in an amount equal to the Lead Director annual retainer. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended, whether in person or by telephone. Directors may defer all or a portion of their cash compensation and all or a portion of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions up to a maximum of $10,000 per donor per year. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons if the Company would incur little, if any, incremental cost, space is available and the aircraft is in use for another authorized purpose. Board members may be accompanied by their immediate family members if space is available. Travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

Director Stock Ownership Policy

Pursuant to the Governance Guidelines, to more closely align the interests of directors and shareholders, directors are required to own NextEra Energy common stock in an amount equal to seven times the annual cash retainer within five years after their initial election to the Board. All directors other than Mr. Wilson, who joined the Board in October 2018, currently meet this stock ownership guideline. Mr. Wilson has until October 2023 to meet the requirement. See Common Stock Ownership of Certain Beneficial Owners and Management for information about director ownership of NextEra Energy common stock as of March 26, 2019.

Questions and Answers About the Annual Meeting

Why did I only receive a Notice of Internet Availability of Proxy Materials directing me to the Internet instead of the proxy statement and annual report?

Under SEC rules, NextEra Energy is furnishing proxy materials to many of its shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder.

On or about April 5, 2019, NextEra Energy mailed to many of its shareholders of record a Notice containing instructions on how to access and review the proxy materials, including the proxy statement and annual report to shareholders, on the Internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold NextEra Energy shares on behalf of beneficial owners will be sending their own similar Notice. Other shareholders, in accordance with their prior requests, have received an e-mail notification of how to access the proxy materials and submit their proxies on the Internet. On or about April 5, 2019, NextEra Energy also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive NextEra Energy’s proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.

How do I access the proxy materials if I received a Notice of Internet Availability of Proxy Materials?

The Notice provides instructions regarding how to view NextEra Energy’s proxy materials for the 2019 annual meeting on the Internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to follow the instructions in your Notice and have available your 16-digit Control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

Whether you hold NextEra Energy shares through a brokerage firm, bank or other nominee (in “street name”), or hold NextEra Energy shares directly in your name through NextEra Energy’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), as a shareholder of record, you may request paper copies of the 2019 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters identified in the accompanying notice of annual meeting of shareholders. These matters include the election as directors of the nominees specified in this proxy statement, ratification of appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2019, approval, by non-binding advisory vote, of NextEra Energy’s compensation of its NEOs as disclosed in this proxy statement and, if properly presented at the meeting, consideration of a shareholder proposal.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m., Central time. If you plan to attend, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need proof of ownership of NextEra Energy common stock on the record date to attend the annual meeting:

•	If you hold shares directly in your name as a shareholder of record or if you are a participant in NextEra Energy’s Employee Retirement Savings Plan:

•	If you received the Notice and you plan to attend the annual meeting, you may request an admission ticket by calling NextEra Energy Shareholder Services at 800-222-4511.

•

If you received the proxy materials by mail, an admission ticket is attached to your proxy/confidential voting instruction card. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the annual meeting.

•

If your shares are held in “street name,” you will need to bring proof that you were the beneficial owner of those “street name” shares of NextEra Energy common stock as of the record date, such as a legal proxy or a copy of a bank or brokerage statement, and check in at the registration desk at the annual meeting.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the annual meeting.

Will the annual meeting be webcast?

The annual meeting will be webcast (audio, listen only) on May 23, 2019. If you do not attend the annual meeting, you are invited to visit www.nexteraenergy.com at 8:00 a.m., Central time, on Thursday, May 23, 2019 to access the webcast of the annual meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on NextEra Energy’s website for 90 days after the annual meeting.

Who is entitled to vote at the annual meeting?

Only NextEra Energy shareholders at the close of business on March 26, 2019, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the NextEra Energy shares that you held on that date at the annual meeting or any adjournment or postponement of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of NextEra Energy common stock will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares outstanding as of the record date will constitute a quorum, permitting the business of the meeting to be conducted.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions and proxies received with broker non-votes on some but not all matters to be voted on will be counted as present.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of NextEra Energy’s independent registered public accounting firm even if they have not received voting instructions from the beneficial owners whose shares they hold. However, brokers may not vote on any of the other matters submitted to shareholders at the 2019 annual meeting, including the election of directors, advisory vote on approval of executive compensation or on the shareholder proposal, unless they have received voting instructions from the beneficial owner.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with NextEra Energy’s transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” The Notice or, for some shareholders of record, a full set of the proxy materials has been sent directly to you by or on behalf of NextEra Energy.

If your shares are held in “street name,” you are considered the “beneficial owner” of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials has been forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.

How do I submit my proxy or voting instructions?

On the Internet or by telephone or, if you received the proxy materials by mail, also by mail

•

On the Internet—You may submit your proxy or voting instructions on the Internet 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 22, 2019 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or proxy/confidential voting instruction card available when you access the web page. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the Internet.

•

By Telephone—You may submit your proxy or voting instructions by telephone by calling the toll-free telephone number (800-690-6903) found on your proxy/confidential voting instruction card or in your Internet instructions, 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 22, 2019 and following the prerecorded instructions. Please have your proxy/confidential voting instruction card or Notice and instructions provided on the Internet available when you call. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

•

By Mail—If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy/confidential voting instruction card, dating, signing and returning it in the postage-paid envelope provided to NextEra Energy, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy/confidential voting instruction card must be received no later than Wednesday, May 22, 2019. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by mail.

Please see the Notice, your proxy/confidential voting instruction card or the information your broker provided to you for more information on your options. NextEra Energy’s proxy tabulator, Broadridge Investor Communications Solutions, Inc. (“Broadridge”), must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the Internet or by telephone, no later than 11:59 p.m., Eastern time, on Wednesday, May 22, 2019.

If you are a shareholder of record and you return your signed proxy/confidential voting instruction card or submit your proxy on the Internet or by telephone, but do not indicate your voting preferences, the persons named as proxies in the proxy/confidential voting instruction card will vote the shares represented by that proxy as recommended by the Board on all proposals.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote in person at the annual meeting. See the response to Who may attend the annual meeting? for additional information on how to attend the annual meeting.

May I change my vote after I submit my proxy or voting instructions on the Internet or by telephone or after I return my proxy/confidential voting instruction card or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the revocation to the Corporate Secretary of the Company at the Company’s offices at P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida 33408-0420;

•

making timely delivery of later-dated voting instructions on the Internet or by telephone or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy/confidential voting instruction card; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question. All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in the NextEra Energy, Inc. Employee Retirement Savings Plan (the “plan”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plan (“Trustee”). If you are a non-bargaining NextEra Energy employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail from NEXTERA ENERGY, INC. [id@ProxyVote.com] sent to your work e-mail address (unless you opted to receive a paper copy of the proxy materials). If you are a FPL bargaining unit employee in Florida, a participant in the plan who is not a current employee of NextEra Energy or its subsidiaries or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee on the Internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instructions to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of NextEra Energy common stock in the plan reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. You have this right because the plan deems you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund will be voted by the Trustee in the same manner as it votes proportionate interests for which it receives voting instructions and your proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 11:59 p.m., Eastern time, on Monday, May 20, 2019.

You may also revoke previously given voting instructions by 11:59 p.m., Eastern time, on Monday, May 20, 2019, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

NextEra Energy has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one package containing individual copies of the Notice or proxy materials in paper form for each shareholder of record at the address. This procedure will reduce the volume of duplicate materials shareholders receive, conserve natural resources and reduce NextEra Energy’s postage costs. Shareholders who participate in householding and to whom a full set of proxy materials has been mailed will continue to receive separate proxy cards.

If you are a shareholder of record and are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple packages containing copies of the Notice or proxy materials in paper form, or if you hold shares in more than one account, and in either case you wish to receive only a single package for your household in the future, please contact Computershare in writing at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or by calling 888-218-4392. You may contact Computershare at the same mailing address or telephone number if you wish to revoke your consent to future householding mailings.

If your household receives only a single package containing a copy of the Notice or the proxy materials, and you wish to receive a separate copy for each shareholder of record, please contact Broadridge toll-free at 866-540-7095, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and separate copies will be provided promptly.

Beneficial owners may request information about householding from their banks, brokers or other holders of record.

What vote is required to approve the matters proposed?

A nominee for director will be elected to the Board if the votes cast for such nominee’s election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee’s election. See Director Resignation Policy in Proposal 1 for information about NextEra Energy’s policy if a nominee for director fails to receive the required vote. All other voting items will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Discretionary voting by brokers is only permitted for the ratification of the appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2019. Broker non-votes and abstentions will not affect the outcome or be counted as a vote cast in favor or against any of the other voting items presented.

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this proxy statement.

Who pays for the solicitation of proxies?

NextEra Energy is soliciting proxies and it will bear the expense of solicitation. Proxies will be solicited principally by mail and by electronic media, although directors, officers and employees of NextEra Energy or its subsidiaries may solicit proxies personally, by telephone or by electronic means, but without compensation other than their regular compensation. NextEra Energy has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies, for which D.F. King & Co., Inc. will be paid a fee of $12,500 plus reimbursement of out-of-pocket expenses. NextEra Energy will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending the Notice and/or proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date of printing of this proxy statement, the Board did not know of any matters to be submitted for action at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including voting to adjourn or postpone the annual meeting one or more times to solicit additional proxies with respect to any proposal or for any other reason.

How can I submit a shareholder proposal for the 2020 annual meeting of shareholders?

Proposals on matters appropriate for shareholder consideration consistent with Rule 14a-8 under the Exchange Act submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2020 annual meeting of shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 7, 2019. The submission of such proposals by shareholders is subject to regulation by the SEC pursuant to Rule 14a-8.

Under the Bylaws, a shareholder proposal submitted for consideration at the 2020 annual meeting of shareholders, but not for inclusion in NextEra Energy’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 24, 2020 and no later than February 23, 2020. Proposals received before January 24, 2020 or after February 23, 2020 will be considered untimely and not properly presented. Notice of such proposals must contain the information specified in the Bylaws, available at www.investor.nexteraenergy.com/corporate-governance. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in NextEra Energy’s proxy statement and form of proxy under SEC regulations.

Shareholder proposals must be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of the Bylaws), by personal delivery to NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420 or by facsimile to 561-691-7702.

No Incorporation by Reference

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement will not be deemed to be “soliciting material” or “filed” with the SEC, except to the extent that the Company specifically requests that the information be treated as soliciting material or the Company specifically incorporates such information by reference into a document filed with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on, or accessible through, these websites is not part of this proxy statement.

Shareholder Account Maintenance

NextEra Energy’s transfer agent is Computershare. All communications concerning accounts of NextEra Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling Computershare at 888-218-4392 or by calling NextEra Energy Shareholder Services at 800-222-4511. For other information about NextEra Energy, shareholders can visit NextEra Energy’s website at www.nexteraenergy.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, the Company requests that you review the proxy materials and submit your proxy or voting instructions on the Internet or by telephone at your earliest convenience by following the instructions on your Notice of Internet Availability of Proxy Materials. Alternatively, if you received your annual meeting proxy materials by mail, you may submit your proxy or voting instructions on the Internet, by telephone or you may mark, date, sign and return the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors,

W. Scott Seeley

Vice President, Compliance & Corporate Secretary

April 5, 2019

Appendix A

Reconciliations of Non-GAAP to GAAP Financial Measures

The tables below present reconciliations of each non-GAAP financial measure to the most comparable GAAP financial measure for the years ended December 31, 2018 and December 31, 2017. See page 37 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for the reasons the Company uses adjusted earnings.

Reconciliation of Net Income Attributable to NextEra Energy, Inc. to Adjusted Earnings

	2017(1)	2018
	(millions)

Net Income Attributable to NextEra Energy, Inc.	$5,380	$6,638

Adjustments:

Net losses associated with non-qualifying hedges	216	248

Change in unrealized losses (gains) on equity securities held in NEER’s nuclear decommissioning funds and OTTI - net(2)	(25)	180

Merger-related expenses	93	32

Impairment charges	420

Gain on disposal of fiber-optic telecommunications business	(1,096)

Tax reform-related (3)	(1,881)	(572)

NEP investment gains - net		(3,786)

Operating loss (income) of Spain solar projects	(4)	1

Less related income tax expense	62	932

Adjusted Earnings	$3,165	$3,673

(1)	Amounts have been retrospectively adjusted for accounting standard update related to leases.

(2)	Beginning in 2018, reflects the implementation of an accounting standards update related to financial instruments.

(3)	Net of approximately $40 million of income tax benefit at FPL in 2017.

Reconciliation of Earnings Per Share Attributable to NextEra Energy, Inc. to Adjusted Earnings Per Share

	2017(1)	2018

Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$11.39	$13.88

Adjustments:

Net losses associated with non-qualifying hedges	0.46	0.50

Change in unrealized losses (gains) on equity securities held in NEER’s nuclear decommissioning funds and OTTI - net(2)	(0.05)	0.38

Merger-related expenses	0.20	0.07

Impairment charges	0.89

Gain on disposal of fiber-optic telecommunications business	(2.32)

Tax reform-related (3)	(3.97)	(1.17)

NEP investment gains - net		(7.91)

Operating loss (income) of Spain solar projects	(0.01)	—

Less related income tax expense	0.11	1.95

Adjusted Earnings Per Share (assuming dilution)	$6.70	$7.70

(1)	Amounts have been retrospectively adjusted for accounting standard update related to leases.

(2)	Beginning in 2018, reflects the implementation of an accounting standards update related to financial instruments.

(3)	Net of approximately $0.08 income tax benefit at FPL in 2017.

A-1

NextEra Energy 2019 Annual Meeting

Hotel Ivy

201 South Eleventh Street

Minneapolis, MN 55403

•	From North:

Start out taking I-35W South, towards Minneapolis. Take exit 17B to merge onto I-94W (far right lane). Stay in the far right lane to take exit 233A for 11th Street. Stay in far left lane on 11th Street for 2 blocks and hotel entrance will be on your left.

•	From South:

Start out taking I-35W North, towards Minneapolis. Take the 11th Street exit. Stay in the far left lane on 11th Street for 2 blocks and hotel entrance will be on your left.

•	From East:

Start out taking I-94W, towards Minneapolis. Stay in the far right lane to take exit 233A for 11th Street. Stay in the far left lane on 11th Street for 2 blocks and hotel entrance will be on your left.

•	From West:

Start out taking I-394E, towards Minneapolis. Take exit 9A for 12th Street North. Take a right turn onto 12th Street North. Take 12th Street North down 9 blocks and turn left on 3rd Ave South. Take 3rd Ave South for 1 block and turn left on 11th Street. Stay in the far left lane on 11th Street for 1 block and hotel entrance will be on your left.

700 UNIVERSE BOULEVARD JUNO BEACH, FL 33408

VOTE BY INTERNET - www.proxyvote.com/NEE or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern time on May 22, 2019 for shares held directly and by 11:59 p.m. Eastern time on May 20, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern time on May 22, 2019 for shares held directly and by 11:59 p.m. Eastern time on May 20, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E67245-P21634-Z74624 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEXTERA ENERGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED:
1.	Election as directors of the nominees specified in the proxy statement
	Nominees:		For	Against	Abstain

1a.    Sherry S. Barrat

1b.    James L. Camaren

1c.    Kenneth B. Dunn

1d.    Naren K. Gursahaney

1e.    Kirk S. Hachigian

1f.    Toni Jennings

1g.   Amy B. Lane

1h.   James L. Robo

1i.    Rudy E. Schupp

1j.    John L. Skolds

1k.   William H. Swanson

			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		1l. Hansel E. Tookes, II 1m. Darryl L. Wilson	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3:

2.  Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2019

								For ☐	Against ☐	Abstain ☐
						3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the proxy statement	☐	☐	☐
						THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4:		For	Against	Abstain
4.

A proposal by the Comptroller of the State of New York, Thomas P. DiNapoli, entitled “Political Contributions Disclosure” to request semiannual reports disclosing political contribution policies and expenditures

								☐	☐	☐

The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction card will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 3 and AGAINST proposal 4. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of picture

identification, admits the named shareholder(s).

Security: For the safety of attendees, all boxes,

handbags and briefcases are subject to inspection.

NextEra Energy, Inc.’s 2019 Annual Meeting of Shareholders will be held at 8:00 a.m. Central time on May 23, 2019, at Hotel Ivy at 201 South Eleventh Street, Minneapolis, Minnesota.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call

NextEra Energy Shareholder Services at 800-222-4511.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2019:

The proxy statement and annual report to security holders are available at www.proxyvote.com/NEE

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E67246-P21634-Z74624

NEXTERA ENERGY, INC.

PROXY AND CONFIDENTIAL VOTING INSTRUCTION

Annual Meeting of Shareholders-May 23, 2019

This proxy is solicited on behalf of the Board of Directors. The shareholder(s) signing on the reverse side hereby appoint(s) W. Scott Seeley and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock, par value $.01 per share, of NextEra Energy, Inc. (“Common Stock”) that such shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held May 23, 2019, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

This confidential voting instruction card is solicited on behalf of the Trustee (as hereinafter defined) of the Plan (as hereinafter defined). The participant or beneficiary in the NextEra Energy, Inc. Employee Retirement Savings Plan (“Plan”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plan (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plan, as of March 26, 2019, at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held on May 23, 2019, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, the participant, and not the Trustee, will be responsible for the consequences of the voting directions given. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement, the voting instructions on this confidential voting instruction card will instruct the Trustee how to vote the number of shares of Common Stock reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If the participant does not give the Trustee voting instructions, the number of shares reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund will be voted by the Trustee in the same manner as it votes proportionate interests for which it receives voting instructions and a proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.